Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

Between

HORNBECK OFFSHORE TRANSPORTATION, LLC

And

GENESIS MARINE, LLC

Dated as of July 22, 2013

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

ANNEXES

I	Defined Terms
II	Allocation of Purchase Price

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Crewman Agreement
Exhibit C	Form of Shipman Agreement
Exhibit D	Form of Facility Use Agreement
Exhibit E	Form of Back to Back Charter
Exhibit F	Form of Bill of Sale – Vessels (Coast Guard approved)
Exhibit G	Form of Bill of Sale – Other Assets
Exhibit H	Form of HOS Guaranty
Exhibit I	Form of GEL Guaranty
Exhibit J	Form of Closing Tax Certificate
Exhibit K	Form of License Agreement
Exhibit L	Form of Letter Agreement

SCHEDULES

Schedule 1.1(a)	Seller Knowledge Individuals
Schedule 1.1(b)	Purchaser Knowledge Individuals
Schedule 1.1(c)	Purchase Orders
Schedule 1.1(d)	Time Charters
Schedule 2.1(c)	Equipment, Machinery, Tools and Spare Parts
Schedule 2.1(k)	Open Insurance Claims
Schedule 2.2(m)	Shoreside Locations
Schedule 5.3	Governmental Authorization; Third Party Consents
Schedule 5.6(d)	All Time Charters
Schedule 5.6(e)	Customer Proposals
Schedule 5.6(f)	Purchase Order Payments
Schedule 5.7(c)	Class Vessels
Schedule 5.7(d)	Load Line Vessels
Schedule 5.7(e)	Reimbursable Items
Schedule 5.9	Environmental Matters
Schedule 5.11	Liens to be Released at Closing
Schedule 5.12	Tax Matters
Schedule 5.13	Permits
Schedule 5.15(c)	Restrictive Agreements
Schedule 6.3	Governmental Authorization; Third Party Consents
Schedule 7.1	Conduct of Business of Seller Prior to Closing
Schedule 8.3(k)	Transferred Permits
Schedule 8.4	Required Consents

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of July 22, 2013, is entered into by and between HORNBECK OFFSHORE TRANSPORTATION, LLC, a limited liability company organized and existing under the laws of Delaware (“Seller”), and GENESIS MARINE, LLC, a limited liability company organized and existing under the laws of Delaware (“Purchaser”).

WHEREAS, Seller is the record owner of each of the Vessels (as defined herein);

WHEREAS, Seller is hereby agreeing to sell to Purchaser the Vessels and certain other Transferred Assets (as defined herein);

WHEREAS, at the Closing (as defined herein), Seller will sell to Purchaser the Transferred Assets for an aggregate base purchase price of Two-Hundred Thirty Million Dollars (US $230,000,000) in cash (subject to adjustment) plus the Vessel Fuel Inventories Additional Purchase Price (as defined herein), the Purchase Order Additional Purchase Price (as defined herein) and the Reimbursable Items Additional Purchase Price (as defined herein) (collectively, as adjusted herein, the “Purchase Price”);

WHEREAS, on the Closing Date (as defined herein), upon satisfaction of the conditions specified in this Agreement (as defined herein), Purchaser will pay the Purchase Price to Seller, and Seller will deliver title to and physical possession of the Vessels and the other Transferred Assets to Purchaser in accordance with the terms hereof;

WHEREAS, as additional consideration for the sale of the Transferred Assets, at the Closing, Purchaser shall assume certain obligations of Seller;

WHEREAS, as a condition to the sale of the Transferred Assets hereunder, Purchaser desires for Seller or Affiliates (as defined herein) of Seller to provide post-closing transition services;

WHEREAS, in order for Purchaser to receive such services, the Parties (as defined herein) or their Affiliates shall enter into the Ancillary Agreements (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Certain capitalized terms used in this Agreement shall have the meanings indicated in Annex I.

ARTICLE II

PURCHASE AND SALE OF TRANSFERRED ASSETS

2.1 Purchase and Sale of Transferred Assets. On the Closing Date and on the terms and subject to the conditions contained in this Agreement, Seller shall sell, transfer, convey, assign, and deliver to Purchaser, and Purchaser shall purchase from Seller, free and clear of all Liens, except for Permitted Liens, all rights, title and interest in and to the following assets, in each case excluding the Excluded Assets set forth in Section 2.2 (collectively, the “Transferred Assets”):

(a) the vessels listed on Annex II (collectively, the “Vessels”) and any third-party warranties relating thereto;

(b) all equipment, machinery, tools, supplies, spare parts and other items of personal property that are owned by Seller (including after giving effect to Section 7.15) and located on board the Vessels, and third-party warranties relating thereto;

(c) all equipment, machinery, tools, spare parts and other items of personal property that are owned by Seller (including after giving effect to Section 7.15) and are specifically identified or associated with the Vessels and third-party warranties relating thereto (a list of such equipment, machinery, tools and spare parts as of the most practicable date prior to the date hereof is set forth on Schedule 2.1(c));

(d) the Purchase Orders (exclusive of but subject to the rights of the Counter-Parties thereto);

(e) the Leases (exclusive of but subject to the rights of the Counter-Party thereto) and all related possessory rights of the Seller Parties in the New York Real Property;

(f) subject to Section 4.2(b), all other Assumed Contracts (exclusive of but subject to the rights of the Counter-Parties thereto);

(g) all inventories of fuel on the Vessels as determined pursuant to Section 3.3(a) (the “Vessel Fuel Inventories”);

(h) subject to Section 4.2(b), the Time Charters (exclusive of but subject to the rights of the Counter-Parties thereto);

(i) all permits, licenses, certificates, authorizations, consents, approvals, applications, registrations, exemptions, waivers, notices of intent and orders obtained from or issued by any Governmental Authority or Classification Society that relate to the ownership or operation of the Vessels or any of the other Transferred Assets (collectively, “Permits”) in each case to the extent transferable to and assumed by Purchaser;

(j) all Assumed Liabilities Defense Claims; and

(k) to the extent in the possession of Seller or readily available and except for the Excluded Assets set forth in Section 2.2(g) and Section 2.2(h), all drawings, specifications, manuals, quality control records and procedures, blueprints, service and warranty records, equipment logs, vessel logs, vessel survey reports, records of hull and machinery insurance claims except for those set forth on Schedule 2.1(k) (the “Open Insurance Claims”), appraisals, vessel repairs and drydocking reports, operating guides and manuals, records related to personal property and records related to ad valorem Taxes or sales or use Taxes, in each case to the extent related or applicable to the Transferred Assets, records related to New York Real Property and all records relating to the Assumed Contracts; provided, however, that Seller shall retain a right of reasonable access (with advance notice and during normal business hours) to and right to copy all such materials to the extent such materials relate to any rights or liabilities retained by Seller after the Closing Date, and such access is reasonably required by Seller with respect to such rights and liabilities, and for the avoidance of doubt the same shall not include any rights referred to in Section 2.2(g) and provided further, that as Open Insurance Claims become closed, the records associated therewith shall become part of the Transferred Assets and shall be promptly delivered by Seller to Purchaser.

2.2 Excluded Assets. Notwithstanding any other provision hereof, the Transferred Assets do not include any other vessels, assets, equipment or properties, tangible or intangible, of Seller or its Affiliates (collectively, the “Excluded Assets”), including, without limitation, any of the following items:

(a) cash, cash equivalents, short term investments, prepayments, deposits, set-off rights, and accounts receivable;

(b) all books and records relating to corporate level activities including, without limitation, those relating to filings with the Internal Revenue Service (or any state, local or foreign counterpart thereof, other than those records related to the New York Real Property, personal property or ad valorem Taxes or sales or use Taxes applicable to the Transferred Assets), and those relating to accounting and tax functions (other than those records relating primarily to the Vessels), any corporate minute books, stock ledgers and other corporate books and records, all books and records primarily relating to any division, business unit or product line other than the operation of the Vessels, and all documents and analyses prepared by Seller or its Affiliates for internal evaluation purposes in connection with this Agreement and the sale of the Transferred Assets;

(c) all personnel records and other records of Seller or its Affiliates;

(d) Other than Assumed Liabilities Defense Claims, all insurance policies and claims made thereunder relating to any of the Transferred Assets to the extent owned by or covering Seller or its Affiliates (including policies relating to property, liability, business interruption, health and workers’ compensation and lives of officers of Seller);

(e) all rights in connection with and assets of Employee Plans, if any;

(f) all rights with respect to employees or former employees of Seller or its Affiliates;

(g) all copyrights of Seller or of its Affiliates and all of Seller’s licenses to such copyrights including without limit copyrights to Vessel designs, blue prints, specifications, photographs, promotional materials, computer software and programs, operating manuals, and other copyrighted items utilized by Seller in its business;

(h) all proprietary manuals, policies, procedures and other written materials developed by or for Seller;

(i) all claims for refund of or otherwise relating to Taxes and other governmental charges of whatever nature of Seller for which Seller is responsible hereunder;

(j) Other than Assumed Liabilities Defense Claims, all claims of Seller against third parties relating or pertaining to the Transferred Assets whether choate or inchoate, known or unknown, contingent or non-contingent, asserted or unasserted relating to, arising from, or otherwise attributable to facts, circumstances or events occurring prior to the Closing;

(k) all trademarks, logos, and services marks (“Marks”) of Seller or of its Affiliates and all of Seller’s licenses or rights to use such Marks;

(l) all leasehold interests or possessory rights of Seller in real property possessed, leased or utilized by Seller in its business, excluding the New York Real Property;

(m) all furniture, fixtures and equipment owned or leased by Seller or its Affiliates and located at shoreside locations of Seller as shown on Schedule 2.2(m);

(n) all rights of Seller under this Agreement and the other documents contemplated hereby to be executed by Seller or its Affiliates;

(o) all amounts due and payable to Seller or its Affiliates under any Time Charter prior to the Closing Date whether billed or unbilled;

(p) the Excluded Vessels and any assets located on or directly related to the Excluded Vessels (“Excluded Vessel Related Assets”);

(q) subject to the conditions set forth in Section 3.5, the Unavailable Vessels and any assets located on or directly related to the Unavailable Vessels that would be considered Transferred Assets if they were located on or directly related to a Vessel that is not an Unavailable Vessel (“Unavailable Vessel Related Assets”);

(r) any assets primarily used in the upstream business segment of HOS and its subsidiaries; and

(s) all other property and assets, tangible or intangible, of Seller not specifically listed in Section 2.1(a)-(j).

ARTICLE III

CONSIDERATION

3.1 Deposit and Base Purchase Price. The base purchase price for the Transferred Assets shall be Two Hundred Thirty Million Dollars ($230,000,000) (as may be adjusted as a result of Section 3.5, the “Base Purchase Price”). Simultaneously with the execution of this Agreement, Purchaser shall deposit with Seller Twenty-Three Million Dollars ($23,000,000) (hereinafter called the “Deposit”). The Deposit shall be retained by Seller if (x) the Initial Closing occurs or (y) the Initial Closing does not occur solely because this Agreement is terminated pursuant to Section 10.1(b). The Parties acknowledge that Seller would retain the Deposit in the case of (y) as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages that may be caused by such a failure to close. Otherwise, if the Initial Closing does not occur and this Agreement is terminated under Section 10.1(c) or Section 10.1(d), the Deposit shall be refunded promptly to Purchaser. If the Initial Closing does not occur and this Agreement is terminated under Section 10.1(a), the final disposition of the Deposit will be mutually agreed to by Seller and Purchaser. At the Initial Closing (as defined below), Seller shall apply the Deposit to the Base Purchase Price. Notwithstanding anything in this Agreement to the contrary, Seller’s retention of the Deposit upon Purchaser’s forfeiture thereof shall be Seller’s sole and exclusive remedy for any and all claims under this Agreement. The Deposit shall be made in immediately available funds by wire-transfer to:

CAPITAL ONE, N.A.

NEW ORLEANS, LA

ABA 065-000-090

HORNBECK OFFSHORE TRANSPORTATION, LLC

103 NORTHPARK BLVD, SUITE 300

COVINGTON, LA 70433

ACCOUNT 814262839

3.2 Balance of Base Purchase Price. On the Initial Closing Date (as defined below), Purchaser shall pay to Seller the remainder of the Base Purchase Price in immediately available funds by wire transfer to the bank account(s) designated by Seller.

3.3 Additional Consideration. As additional consideration for the Transferred Assets, Purchaser shall also:

(a) on the Initial Closing Date and any Supplemental Closing Date, as applicable, pay to Seller an amount in cash equal to the value, determined from the previous five day closing average price of three distributors of marine fuel in the Gulf Coast, of the aggregate Vessel Fuel Inventories owned by Seller and/or its Affiliates on-board the Vessels (or the tendered Unavailable Vessels with respect to a Supplemental Closing) that has not been reimbursed to Seller and/or its Affiliates or is not subject to reimbursement to Seller and/or by its Affiliates by a charterer as of the day before such Closing Date, such amount to be paid in immediately available funds by wire transfer to the bank account(s) designated by Seller (“Vessel Fuel Inventories Additional Purchase Price”);

(b) on the Initial Closing Date and any Supplemental Closing Date, as applicable, pay to Seller an amount in cash equal to the amount of all payments made by Seller prior to such Closing Date and set forth on Schedule 1.1(c) in respect of Purchase Orders associated with the Vessels (or the tendered Unavailable Vessels with respect to Supplemental Closings) that are Assumed Contracts (“Purchase Order Additional Purchase Price”); and

(c) on the Initial Closing Date and any Supplemental Closing Date, as applicable, pay to Seller an amount in cash equal to, without duplication of any amounts paid pursuant to Section 3.3(b), the amount of all cash payments made by Seller on or prior to any applicable Closing in respect of Reimbursable Items (“Reimbursable Items Additional Purchase Price”).

Purchaser’s representatives shall be given reasonable advance notice of, and shall be permitted to attend and observe, the measurement of the Vessel Fuel Inventories and to have reasonable access to documentation of inventory positions maintained by Seller.

3.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Transferred Assets as set forth on Annex II.

3.5 Adjustments to Purchase Price. If, as of the Initial Closing Date, either (i) there has occurred an actual or constructive total loss of any Vessel (as determined by an independent marine surveyor acceptable to Seller and Purchaser) or (ii) there has occurred a Qualified Loss requiring expenditures of greater than $500,000 to remedy such Qualified Loss so as to bring such Vessel up to the condition that it was in on the applicable Survey Date (each such Vessel referred to in clauses (i) and (ii) as an “Unavailable Vessel”), then (A) the Purchase Price shall be reduced by the relevant purchase price of such Unavailable Vessel set forth in Annex II for such Unavailable Vessel (for each such Unavailable Vessel, the “Unavailable Vessel Purchase Price”), (B) such Unavailable Vessel and Unavailable Vessel Related Assets shall not constitute part of the Transferred Assets to be transferred by Seller to Purchaser on the Initial Closing Date, (C) such Unavailable Vessel and Unavailable Vessel Related Assets shall (initially, solely in the case of clause (ii)) constitute an Excluded Asset, (D) the Time Charters and Purchase Orders directly associated with such Unavailable Vessel shall (initially, solely in the case of clause (ii)) not constitute part of the Assumed Contracts (the “Unavailable Vessel Assumed Contracts”) and (E) the Customer Proposals directly associated with such Unavailable Vessel shall (initially, solely in the case of clause (ii)) not constitute part of the Assumed Liabilities (the “Unavailable Vessel Customer Proposals” and together with the Unavailable Vessel Assumed Contracts, the “Unavailable Vessel Assumed Liabilities”). A Vessel shall not be deemed to be an Unavailable Vessel because it is in drydock or being recertified. Additionally, solely in the case of clause (ii) above, Seller shall use commercially reasonable efforts to repair the Unavailable Vessel to the condition it was in an as of the applicable Survey Date (with the cost of such repairs to be allocated pursuant to the last two sentences of this Section 3.5) and tender such Unavailable Vessel and its associated Unavailable Vessel Related Assets to Purchaser as soon as practicable

(but in any event within 180 days after the Initial Closing Date) and, upon completion of such repairs and proper tender of such Unavailable Vessel and its associated Unavailable Vessel Related Assets (collectively, “Repaired Unavailable Vessel and Related Assets”) under this Agreement, Purchaser shall purchase such Repaired Unavailable Vessel and Related Assets, for cash, at the Unavailable Vessel Purchase Price, and assume the related Unavailable Vessel Assumed Liabilities, subject to the terms and conditions of this Agreement, and the Purchase Price shall be deemed increased by the Unavailable Vessel Purchase Price thereafter. Upon Seller’s written notice that it is prepared to tender delivery of Repaired Unavailable Vessel and Related Assets in accordance with the terms hereof, the Parties shall conduct a Supplemental Closing pursuant to Section 4.4. With respect to any Qualified Loss (a) repaired by Seller or its Affiliates prior to a Supplemental Closing to bring an Unavailable Vessel up to the condition that it was in on the applicable Survey Date or (b) suffered by a Vessel prior to the Initial Closing that does not constitute an Unavailable Vessel whether or not so repaired by Seller or its Affiliates, (x) Purchaser shall be responsible to pay the first $500,000 covered by clause (ii) above of all repair, restoration or corrective costs attributed to such Qualified Losses per each Vessel to bring such Vessel up to the condition it was in on the applicable Survey Date (collectively, “Repair Costs”); provided that, in no event shall Purchaser be responsible for more than $2,500,000 of such Repair Costs in the aggregate and (y) Seller shall be responsible for the balance of such costs. As applicable, promptly after the Repair Costs are finalized, the Parties shall reimburse each other for such documented Repair Costs pursuant to the allocation set forth in this Section 3.5. Notwithstanding the foregoing, for the purposes hereof, to the extent an Unavailable Vessel is a tank barge, the associated tug will also be treated as an Unavailable Vessel until such time as a Supplemental Closing occurs with respect to such tank barge.

3.6 Transfer Taxes and Fees. All applicable sales Taxes, transfer Taxes, recording or transfer fees, costs or premiums for or related to, and other similar costs due and payable in connection with, the transfer of the Transferred Assets to Purchaser shall be paid by Purchaser. Seller agrees to cooperate with Purchaser and give reasonable assistance to assist Purchaser in minimizing any such Taxes, fees, costs and premiums to the extent legally possible. Any taxes on income or gain arising from the sale of the Transferred Assets shall be borne by Seller.

3.7 Ad Valorem Taxes. Ad valorem Taxes relating to the Transferred Assets for any ad valorem Tax period in which the Closing Date (or Supplemental Closing, as applicable) falls shall be prorated based on the number of days of ownership by the Parties before and after the Closing Date (or Supplemental Closing, as applicable), as the case may be, regardless of which Party receives a tax statement from any taxing authority. The Party named on the relevant ad valorem Tax notice, assessment or invoice shall pay the amount due, provide the other Party copies of the relevant supporting data and request reimbursement of the other Party’s portion of the ad valorem Tax paid. The Parties agree to make appropriate reimbursements in respect of such ad valorem Taxes.

3.8 Alternative Transaction Structures. Purchaser shall have the right to propose alternative structures for the transactions contemplated in this Agreement and the Ancillary Agreements in order to structure such transactions in a more Tax-efficient manner. Seller agrees to accept and cooperate in implementing any such alternative structures as long as such structures do not have adverse consequences for Seller and do not materially delay or increase the costs associated with the transactions contemplated in this Agreement and the Ancillary Agreements.

ARTICLE IV

CLOSING ARRANGEMENTS

4.1 Closing; Closing Date. The initial closing of the sale of the Transferred Assets contemplated hereby (the “Initial Closing,” and the Initial Closing and any supplemental closings pursuant to Section 4.4 (a “Supplemental Closing”) are each referred to as a “Closing”) shall take place at a location mutually agreeable to Seller and Purchaser, at 10:00 a.m. local time, within three (3) Business Days after all of the conditions to the Closing set forth in Article VIII and Article IX (other than those that can only be satisfied at Closing) have been satisfied or waived by the Party entitled to waive the same. In furtherance of the foregoing, the Parties agree to use their commercially reasonable efforts to effect the Initial Closing on or before August 31, 2013. The date upon which the Initial Closing occurs is referred to as the “Initial Closing Date,” the date upon which any Supplemental Closing occurs is referred to as a “Supplemental Closing Date” and the Initial Closing Date and any Supplemental Closing Date are each referred to as a “Closing Date.” The effective time for each Closing shall be deemed for all purposes to be at 00:01 hours on such Closing Date; provided however, for the purpose of transferring title to and possession of each Vessel, the effective time shall be the time set forth in the relevant protocol of delivery and acceptance for such Vessel.

4.2 Assignments and Assumptions. At the Closing, upon the terms and subject to the conditions of this Agreement, and concurrent with and subject to the sale and purchase of the Transferred Assets, effective as of the Closing Date:

(a) Seller and Purchaser shall execute and deliver the Assignment and Assumption Agreement, pursuant to which Seller shall transfer to Purchaser, all rights, title and interest in and to the Transferred Assets (or the Repaired Unavailable Vessel and Related Assets for Supplemental Closings) and Purchaser shall accept the assignment of the Transferred Assets and shall assume all liabilities and obligations of Seller under the Assumed Liabilities (or the Unavailable Vessel Assumed Liabilities for Supplemental Closings) (for the purpose of clarity, except for the Assumed Liabilities and other liabilities expressly assumed by Purchaser under this Agreement, Purchaser is assuming no other liabilities under this Agreement, including any Retained Liabilities);

(b) Seller shall use its commercially reasonable efforts to deliver a consent of each relevant Counter-Party to the assignment of each of the Assumed Contracts from Seller to Purchaser; provided, however, that if any of the Assumed Contracts is not assignable by its terms or a consent to the assignment of such Assumed Contracts cannot be obtained, then (i) with respect to any Time Charter, simultaneous with the Closing, Purchaser shall time charter the Vessels subject to such non-assigned Time Charters to Seller pursuant to a Back-to-Back Charter and, subject to the Crewman Agreement and Shipman Agreements, Seller shall thereunder perform such non-assigned Time Charter in accordance with its terms in the name of Seller and on Purchaser’s behalf and all obligations, benefits, and rights derived thereunder shall be for the account of Purchaser until expiration of such non-assigned Time Charter; and (ii) with respect to any Assumed

Contracts other than the Time Charters, (A) the performance of this Section 4.2 and execution and delivery of the Assignment and Assumption Agreement with respect to such non-assigned Assumed Contract shall cease to be a condition to either Party’s obligations under this Agreement, (B) Seller shall provide Purchaser with the economic benefits and risks thereof until such non-assigned Assumed Contract expires or consent or an alternative arrangement is obtained on terms that are substantially similar to Purchaser in both operational and economic respects, (C) Seller shall continue to use its commercially reasonable efforts to obtain the consent and (D) Seller shall, at the request and expense of Purchaser, enforce in a reasonable manner as directed by Purchaser, any and all rights of Seller under any such non-assigned Assumed Contract.

4.3 Other Agreements. At the Closing, upon and subject to the conditions of this Agreement, Seller and Purchaser shall execute, deliver and enter into (or cause to be executed, delivered and entered into) the other Transaction Documents, provided that the GEL Guaranty, the HOS Guaranty, the Crewman Agreement, the Shipman Agreements (unless related to an Unavailable Vessel subsequently purchased pursuant to Section 3.5 and not subject to an executed and delivered Shipman Agreement), the License Agreement and the Facility Use Agreement will only be executed and delivered at the Initial Closing.

4.4 Supplemental Closings. As soon as practicable after the repair of an Unavailable Vessel pursuant to clause (ii) of Section 3.5 (but in no event after 180 days after the Closing Date) and the satisfaction of the applicable conditions to such Supplemental Closing, the Parties will conduct a Supplemental Closing, whereby Seller will tender such Repaired Unavailable Vessel and Related Assets and Purchaser shall purchase such Repaired Unavailable Vessel and Related Assets, for cash, at the Unavailable Vessel Purchase Price, and assume the related Unavailable Vessel Assumed Liabilities, subject to the terms and conditions of this Agreement. At each Supplemental Closing, Seller shall make representations and warranties substantially similar to those set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.10, 5.11, 5.13, 5.14 and 5.16 with regard to the Repaired Unavailable Vessels Assets and the related Unavailable Vessel Assumed Liabilities. The survival periods in Section 12.15(a) with respect such representations and warranties made with respect to such Repaired Unavailable Vessel and Related Assets and the related Unavailable Vessel Assumed Liabilities shall commence on the applicable Supplemental Closing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Schedules hereto, Seller represents and warrants to Purchaser as follows:

5.1 Due Organization and Authority. Each of the Seller Parties is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller Parties have the entity power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed by the Seller Parties and to perform the obligations to be performed by the Seller Parties hereunder and thereunder, respectively.

5.2 Authorization; No Contravention. The execution, delivery and performance by the Seller Parties of this Agreement and the other Transaction Documents to be executed by the Seller Parties and the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary entity action, (b) do not violate, conflict with or result in any breach or contravention of the Organizational Documents of the Seller Parties or result in the creation of any Lien on the Transferred Assets under any Contractual Obligation of the Seller Parties or any Requirement of Law applicable to the Seller Parties, (c) do not violate, conflict with or result in any material breach or contravention of any Contractual Obligation of the Seller Parties or any Requirement of Law applicable to the Seller Parties and (d) do not violate any judgments, injunctions, writs, awards, decrees or orders of any nature (collectively, the “Orders”) against, or binding upon, the Seller Parties; provided, however, that with respect to (c) and (d), such violation, conflict, breach or contravention would not or could not reasonably be expected to, individually or in the aggregate, result in Adverse Consequences to the Business of more than $250,000 or adversely affect the ability of Seller to consummate timely the transactions under this Agreement.

5.3 Governmental Authorization; Third Party Consents . Except for filings required under the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act, any filings required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as set forth on Schedule 5.3, and except where the same would not or could not reasonably be expected to, individually or in the aggregate, materially adversely affect the ability of Seller to consummate timely the transactions under this Agreement, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Seller Parties of this Agreement and the other Transaction Documents to be executed by the Seller Parties or the consummation of the transactions contemplated hereby and thereby.

5.4 Compliance with Laws, Etc. Except where such would not or could not reasonably be expected to, individually or in the aggregate, result in Adverse Consequences to the Business of more than $250,000 or adversely affect the ability of Seller to consummate timely the transactions under this Agreement (i) Seller is in compliance with all material Requirements of Law as they relate to the Transferred Assets; and (ii) Seller is in compliance in all material respects with all Orders issued by any court or other Governmental Authority against Seller to the extent relating to the Transferred Assets. There is no existing or, to Seller’s Knowledge, proposed Requirement of Law which would or could reasonably be expected to prohibit or restrict Seller from consummating timely the transactions contemplated hereby, or otherwise materially adversely affect the ability of Seller to timely consummate the transactions contemplated hereby.

5.5 Binding Effect. This Agreement has been, and as of the Closing Date each of the other Transactions Documents contemplated hereby to be executed by the Seller Parties will be, duly executed and delivered by the Seller Parties, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to be executed by the Seller Parties, upon their execution and delivery will constitute, the respective legal, valid and binding obligations of the Seller Parties, enforceable against the Seller Parties in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

5.6 Assumed Contracts; No Breach, Violation or Default.

(a) Seller has delivered to Purchaser a correct and complete copy of each Assumed Contract (in existence on the date hereof), in each case as amended, supplemented or modified. Each Assumed Contract has not been amended, supplemented or modified except as reflected in the copies delivered to Purchaser.

(b) Each of the Assumed Contracts is in full force and effect and each constitutes the valid, binding and enforceable agreement of the Seller Party that is party thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

(c) No Seller Party has received written notice of a material breach, violation or default under any Assumed Contract. No Seller Party is (and to the Knowledge of Seller Parties, no applicable Counter-Party thereto is) in material breach, violation or default under any Assumed Contract and, to the Knowledge of Seller, no event has occurred that, with notice or lapse of time, would constitute a breach, violation or default under any Assumed Contract.

(d) Schedule 5.6(d) sets forth a list of each time charter of the Vessels between any of the Seller Parties and their customers. All master charters under which transportation orders or work orders are in effect on the date of this Agreement are indicated with an asterisk (*) on Schedule 5.6(d).

(e) Schedule 5.6(e) contains a list of all written offers by Seller to charter a Vessel or provide services to a third party as of the date of this Agreement (each as listed, and including each such written offer made after the date of this Agreement in accordance with Section 7.1, a “Customer Proposal”).

(f) Schedule 5.6(f) sets forth the amounts that have been paid under each Purchase Order prior to the date of this Agreement and the estimated amounts remaining to be paid under each Purchase Order on or after the date of this Agreement.

5.7 Title to and Certification of Transferred Assets.

(a) Seller owns beneficially and of record the Vessels and the other Transferred Assets. Seller has good and marketable title to the Vessels and the other Transferred Assets, free and clear of any and all Liens, other than Permitted Liens and Liens to be released at Closing as set forth on Schedule 5.11, and upon transfer to Purchaser, there will be vested in Purchaser good and marketable title to the Vessels and other Transferred Assets free and clear of any and all Liens, other than Permitted Liens. The Vessels, the assets located on or directly related to the Vessels and Assumed Contracts constitute all of the material Transferred Assets.

(b) The Transferred Assets, the Unavailable Vessels, the Unavailable Vessel Related Assets, the Excluded Vessels, the Excluded Vessel Related Assets and the Excluded Assets that provide shoreside support for such assets constitute all of the operational assets (including Contractual Obligations, Permits, etc.) used to operate the downstream segment of HOS in the way it is and has been operated in the Ordinary Course of Business during the last twelve (12) months.

(c) Each of the Vessels listed on Schedule 5.7(c) is in Class without outstanding exceptions, requirements or recommendations. Except for those Vessels that (x) are in the process of recertification or class inspection and have immaterial repair requirements and (y) are in substantially the same condition as on such Vessel’s Survey Date, each Vessel listed on Schedule 5.7(c) that is currently required by the Shipping Laws to be inspected by the United States Coast Guard has a current and valid United States Coast Guard Certificate of Inspection and each such Vessel is in compliance with such certificate without any material repair requirements. Complete, current and correct copies of the Certificate of Classification, the International Load Line Certificate and the Certificate of Inspection and flag Certificate of Documentation or Document for each of the Vessels listed on Schedule 5.7(c) have been made available to Purchaser.

(d) Each of the Vessels listed on Schedule 5.7(d) has valid International Load Line Certificates and, to the extent required to be inspected by current Requirements of Law, certificates of inspection of Governmental Authorities up to date without outstanding exceptions or recommendations. Except for those Vessels that (x) are in the process of recertification and have immaterial repair requirements and (y) are in substantially the same condition as on such Vessel’s Survey Date, each Vessel listed on Schedule 5.7(d) that is currently required by the Shipping Laws to be inspected by the United States Coast Guard has a current and valid United States Coast Guard Certificate of Inspection and each such Vessel is in compliance with such certificate without any material repair requirements. Complete, current and correct copies of the International Load Line Certificate and the Certificate of Inspection and flag Certificate of Documentation or Document for each of the Vessels listed on Schedule 5.7(d) have been made available to Purchaser.

(e) Schedule 5.7(e) sets forth a complete and accurate list of all cash payments made by Seller with respect to the Vessels from July 1, 2013 through the date hereof with respect to Reimbursable Items.

5.8 Litigation. There are no Claims pending or, to the Knowledge of Seller, threatened, at law, in equity, in arbitration or before any Governmental Authority involving the Transferred Assets, nor is there to the Knowledge of Seller any basis for any such Claim, that would or could reasonably be expected to, individually or in the aggregate, (a) affect the validity or enforceability of this Agreement or the other Transaction Documents to be executed by Seller, (b) result in Adverse Consequences to the Business of more than $250,000 or (c) adversely affect the ability of Seller to consummate timely the transactions under this Agreement.

5.9 Environmental Matters. Except as set forth in Schedule 5.9, with respect to the New York Real Property:

(a) Each of Seller and its Affiliates is and has been in compliance with all Environmental Requirements and Permits issued under Environmental Requirements.

(b) There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the Knowledge of Seller, threatened pursuant to the Environmental Requirements.

(c) Neither Seller nor any of its Affiliates has received any written notice that it is or may be a potentially responsible party under any Environmental Requirements.

(d) Except for the transportation, storage, loading and offloading of petroleum, petroleum fractions or petroleum derived substances in compliance with Environmental Requirements (defined below), Seller has not, nor has any of its Affiliates or, to Seller’s Knowledge, its predecessors, treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or threatened to release any substance, including any Hazardous Substances at the New York Real Property, or operated the New York Real Property (and the New York Real Property is not contaminated by any such substance) in a manner that has given or would give rise to damages, including any damages for response costs, corrective action costs, personal injury, property damage or natural resources damages, pursuant to any Environmental Requirements.

(e) Complete and correct copies of any material environmental reports, audits or assessments which have been conducted by or for Seller and/or its Affiliates concerning the New York Real Property have been made available to Purchaser, and a list of all such reports, audits and assessments is set forth on Schedule 5.9.

(f) To Seller’s Knowledge, no condition exists at the New York Real Property that is reasonably expected to be a violation by or otherwise impose liability on Seller or its Affiliates under any Environmental Requirement.

(g) Neither Seller nor, to Seller’s Knowledge, any of Seller’s predecessors or Affiliates have assumed or undertaken any liability by written agreement, including any obligation for corrective or remedial action, of any other Person relating to Environmental Requirements arising from or relating to the New York Real Property.

The representations and warranties in this Section 5.9 are the sole and exclusive representations of Seller concerning environmental matters.

5.10 U.S. Citizenship.

(a) Each Vessel built by or for Seller (i) was built in the United States, (ii) is duly documented as a United States vessel under the Shipping Laws with a valid and current CG-1270, Certificate of Documentation, and (iii) is qualified to engage in the United States coastwise trade under the Shipping Laws. No Vessel was built by or for any Affiliate of Seller.

(b) Each Vessel not built by or for Seller (i) was, to the Knowledge of Seller, built in the United States, (ii) is duly documented as a United States vessel under the Shipping Laws with a valid and current CG-1270, Certificate of Documentation, and (iii) is qualified to engage in the United States coastwise trade under the Shipping Laws.

(c) Since the initial acquisition of each Vessel by Seller, only Seller has owned and operated each such Vessel. Since such acquisition, Seller has been, is, and at the Closing will be, a United States citizen within the meaning of the Shipping Laws.

(d) To the Knowledge of Seller, each prior owner of any Vessel before the date Seller acquired such Vessel has been a United States citizen within the meaning of the Shipping Laws.

5.11 Liens. Except for Permitted Liens and those Liens to be released at Closing set forth on Schedule 5.11, there are no debts, borrowings, loan agreements, promissory notes, pledges, mortgages, guaranties, capital leases or other similar obligations (direct or indirect) that are secured by or constitute or give rise to a Lien on any Transferred Asset.

5.12 Tax Matters. Except as set forth on Schedule 5.12:

(a) all Tax Returns required to be filed by Seller with respect to the Transferred Assets have been timely filed, and all such Tax Returns were true, correct and complete in all material respects;

(b) all Taxes shown to be due on such Tax Returns of or with respect to the Transferred Assets have been timely paid, except where contested in good faith;

(c) there are no Liens on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Tax, except where contested in good faith or inchoate Liens for Taxes not yet due;

(d) there are no claims pending or threatened by any Governmental Authority in connection with any such Tax that would adversely affect the Transferred Assets after the Closing;

(e) there are no Tax audits currently pending that would adversely affect the Transferred Assets after the Closing; and

(f) Purchaser will not be liable as a successor or transferee for any unpaid Taxes as a result of purchasing the Transferred Assets, except to the extent related to Taxes that are the responsibility of Purchaser pursuant to the first sentence of Section 3.6.

5.13 Permits. Schedule 5.13 lists all Permits by any Governmental Authority and all quality, safety or operational certificates granted by any industry organization and used or held by Seller or its Affiliates in connection with their ownership and operation of the Business or necessary for the operation of any Vessel except for those the absence of which would not or could not reasonably be expected to, individually or in the aggregate, result in Adverse Consequences to the Business of more than $250,000 or materially adversely affect the ability of Seller to consummate timely the transactions under this Agreement. Such scheduled Permits constitute all Permits necessary for the continued ownership, use, safety and lawful operation of the Business and the Vessels by Seller and its Affiliates, including all Permits that are required pursuant to all Environmental Requirements for the occupation of the New York Real Property and the operation of the Transferred Assets and the Business by Seller and its Affiliates, consistent in all material respects with the past practices of the Business except for those the absence of which would not or could not reasonably be expected to, individually or in the aggregate, result in Adverse Consequences to the Business of more than $250,000 or materially adversely affect the ability of Seller to consummate timely the transactions under this Agreement. The scheduled Permits are in full force and effect and Seller and its Affiliates are not in breach, violation or default, and, to Seller’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a breach, violation or default under any of the scheduled Permits except such unenforceability, defaults or conditions that would not or could not reasonably be expected to, individually or in the aggregate, result in Adverse Consequences to the Business of more than $250,000 or materially adversely affect the ability of Seller to consummate timely the transactions under this Agreement.

5.14 Preferential Purchase Rights. There are no Preferential Rights.

5.15 Employees.

(a) HOO and ESPR are the only Affiliates of Seller that have employees engaged in the Business. Immediately prior to executing this Agreement, Seller provided to Purchaser a complete and accurate list of each current employee (the “Eligible Employees”) of HOO and ESPR who is solely engaged in the Business, including each employee on leave of absence or layoff status, provided, however, that such list did not include the names of such Eligible Employees. Without identifying any Eligible Employee by name, such list sets forth for each employee the following information: (i) employer, (ii) years of service with HOO and its Affiliates and any predecessors that are currently credited for the purpose of determining benefits, (iii) job title, (iv) nature and terms of employment, (vi) date of hiring or date of commencement of employment or engagement, (vi) current compensation paid or payable (with elements of base, bonus and other items of compensation separately identified, and including any deferred or unvested compensation items) and any change in compensation (salary, total or other) since December 31, 2010, (vii) sick and vacation leave that is accrued but unused, (viii) service credited for purposes of vesting and eligibility to participate under any Employee Plans, or any other employee benefit plan maintained by HOO or any of its Affiliates, (ix) current Vessel or shoreside assignment, (x) employee identification number, (xi) work status, and (xii) state of residence.

(b) Neither HOO nor any of its Affiliates has violated the WARN Act or any similar state or local Law.

(c) Except as set forth on Schedule 5.15(c), to Seller’s Knowledge, no Eligible Employee is bound by any contract that purports to limit the ability of such employee (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery directly related to the Business. To Seller’s Knowledge, no former or current employee of HOO and its Affiliates who was or is engaged in the Business is a party to, or is otherwise bound by, any contract that in any way adversely affected, affects, or will affect the ability of Seller or Purchaser to conduct the Business as heretofore carried on by HOO and its Affiliates that are engaged in the Business.

(d) None of HOO or its Affiliates is a party to or bound by any collective bargaining contract or agreement of any kind with a labor organization, which in any way governs, relates to, or binds the Business and/or any employee of the Business, nor has it experienced any strikes, grievances, claims of unfair labor practices, other collective bargaining disputes which in any way relate to the Business and/or any employee of the Business. Since December 31, 2012, none of HOO or its Affiliates has committed any unfair labor practice (as determined under any law) which in any way involves or relates to the Business and/or any employee of the Business. Seller has no Knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union which in any way relates to the Business and/or any employee of the Business.

(e) None of HOO or its Affiliates that are engaged in the Business or any employer that would be considered a single employer with Seller under Sections 414(b), (c), (m) or (o) of the Code (such employer, an “ERISA Affiliate”) maintains, contributes or have any liability, whether contingent or otherwise, with respect to, and has not within the preceding six years maintained, contributed or had any liability, whether contingent or otherwise, with respect to any Employee Plan (including, for such purpose, any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which such Seller or ERISA Affiliate previously maintained or contributed to within such preceding six years), that is, or has been, (i) subject to Title IV of ERISA or Section 412 of the Code, or (ii) a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA. All premiums and contributions required to be paid or made by HOO and its Affiliates under the Employee Plans will have been properly paid, made or accrued on or prior to the Closing.

(f) The master of each manned Vessel is duly licensed and certified to operate the relevant Vessel.

5.16 As Is, Where Is Sale. SELLER IS NOT MAKING ANY GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO FINANCIAL CONDITION, RESULTS OF OPERATIONS, ENVIRONMENTAL CONDITION, ASSETS OR LIABILITIES OF THE TRANSFERRED

ASSETS), EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND SELLER HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, IT BEING ACKNOWLEDGED THAT, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER IS MAKING NO REPRESENTATION REGARDING THE PHYSICAL CONDITION OF THE VESSELS AND THAT EACH OF THE VESSELS AND THE OTHER TRANSFERRED ASSETS SHALL BE, EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SOLD AND TRANSFERRED ON AN “AS-IS,” “WHERE-IS” AND “WITH ANY AND ALL FAULTS AND DEFECTS (LATENT OR OTHERWISE)” BASIS.

5.17 Brokers. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser, without the intervention of any Person on behalf of Seller in such manner as to give rise to any obligation or liability for a finder’s fee, advisory fee, brokerage commission or similar payment other than J.P. Morgan Securities LLC, on behalf of Seller, whose fees and expenses Seller shall be responsible for in accordance with the agreement between Seller and J.P. Morgan Securities LLC.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the Schedules hereto, Purchaser hereby represents and warrants to Seller as follows:

6.1 Due Organization and Authority. Each of the Purchaser Parties is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser Parties have the entity power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed by the Purchaser Parties and to perform the obligations to be performed by the Purchaser Parties hereunder and thereunder, respectively.

6.2 Authorization; No Contravention. The execution, delivery and performance by the Purchaser Parties of this Agreement and the other Transaction Documents to be executed by the Purchaser Parties and the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary entity action, (b) do not violate, conflict with or result in any breach or contravention of any Organizational Document of the Purchaser Parties, (c) do not violate, conflict with or result in any material breach or contravention of, any Contractual Obligation of the Purchaser or any Requirement of Law applicable to the Purchaser Parties and (d) do not violate any Orders against, or binding upon, the Purchaser Parties; provided, however, that with respect to (c) and (d), such violation, conflict, breach or contravention would not or could not reasonably be expected to, individually or in the aggregate, materially adversely affect the ability of Purchaser to consummate timely the transactions under this Agreement.

6.3 Governmental Authorization; Third Party Consents. Except for filings required under the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act, except for any filings required under the Exchange Act, except as set forth on Schedule 6.3, and except where the same would not or could not reasonably be expected to, individually or in the aggregate, materially adversely affect the ability of Purchaser to consummate timely the transactions under this Agreement, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Purchaser Parties of this Agreement and the other Transaction Documents to be executed by the Purchaser Parties or the consummation of the transactions contemplated hereby and thereby.

6.4 Compliance with Laws, Etc. There is no existing or proposed Requirement of Law which would or could reasonably be expected to prohibit or restrict Purchaser from consummating timely the transactions contemplated hereby, or otherwise materially adversely affect the ability of Purchaser to timely consummate the transactions contemplated hereby.

6.5 Binding Effect. This Agreement has been, and as of the Closing Date each of the other Transaction Documents to be executed by the Purchaser Parties will be, duly executed and delivered by such Purchaser Party, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to be executed by the Purchaser Parties, upon their execution and delivery will constitute, the respective legal, valid and binding obligations of such Purchaser Party, enforceable against such Purchaser Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

6.6 Litigation. There are no Claims pending or, to the Knowledge of Purchaser, threatened, at law, in equity, in arbitration or before any Governmental Authority involving Purchaser, nor is there to the Knowledge of Purchaser any basis for any such Claim, that would or could reasonably be expected to, individually or in the aggregate, (a) have a Material Adverse Effect on Purchaser, (b) affect the validity or enforceability of this Agreement or the other Transaction Documents to be executed by Purchaser or (c) materially adversely affect the ability of Purchaser to consummate timely the transactions under this Agreement.

6.7 No Breach, Violation or Default. Purchaser has not received notice of a breach, violation or default nor is it in breach, violation or default in any material respect under, or with respect to, any Contractual Obligation that would impact the ability of Purchaser to consummate timely the transactions contemplated under this Agreement.

6.8 Section 2 Citizen. Purchaser is, and at the Closing will be, a United States citizen within the meaning of the Shipping Laws and is and will be qualified to own and operate the Vessels in the United States coastwise trade under such Shipping Laws.

6.9 Funds. Purchaser has, or has access to, sufficient funds (cash on hand or available under credit arrangements) that are not otherwise required for other purposes between the date hereof and the Closing Date and is authorized to fund the remainder of the Purchase Price to Seller in immediately available funds on the Closing Date.

6.10 As Is, Where Is Sale. PURCHASER AGREES AND ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO INSPECT AND ASSESS THE TRANSFERRED ASSETS AND THE CLASS AND LOADLINE RECORDS PERTAINING TO THE VESSELS AND HAS SATISFIED ITSELF AS TO THE PHYSICAL CONDITION, SEAWORTHINESS, AND FITNESS FOR USE OF THE TRANSFERRED ASSETS AS OF THE APPLICABLE SURVEY DATE FOR EACH VESSEL AND THAT PURCHASER HAS RELIED SOLELY UPON SUCH EXAMINATIONS AND INVESTIGATIONS AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT IN ELECTING WHETHER OR NOT TO PURCHASE THE TRANSFERRED ASSETS. FURTHER, PURCHASER ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED HEREIN, IT IS PURCHASING THE TRANSFERRED ASSETS ON AN “AS-IS,” “WHERE-IS” AND “WITH ANY AND ALL FAULTS AND DEFECTS (LATENT OR OTHERWISE)” BASIS.

EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN ARTICLE V, PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED AND IS NOT RELYING UPON ANY STATEMENT, GUARANTY, REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO SELLER OR ANY OF SELLER’S BUSINESS, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS OR CONDITION (FINANCIAL, ENVIRONMENTAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY OF THE TRANSFERRED ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE PROSPECTS OF THE TUG AND TANK BARGE BUSINESS OR THE TRANSFERRED ASSETS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING SELLER OR THE TRANSFERRED ASSETS FURNISHED TO PURCHASER OR ITS REPRESENTATIVES OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS, PROJECTIONS, DUE DILIGENCE DISCUSSIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN RESPECT OF ANY MATTER WHATSOEVER, AND PURCHASER ACKNOWLEDGES THAT SELLER HAS SPECIFICALLY DISCLAIMED ANY SUCH OTHER REPRESENTATION OR WARRANTY AS BEING ATTRIBUTABLE TO SELLER AND ITS REPRESENTATIVES. THE PROVISIONS OF THIS SECTION 6.10, TOGETHER WITH THE REMEDIES PROVIDED HEREIN, WERE SPECIFICALLY BARGAINED-FOR BETWEEN PURCHASER AND SELLER IN ARRIVING AT THE CONSIDERATION TO BE PAID UNDER THIS AGREEMENT. EXCEPT FOR THE COVENANTS (INCLUDING THOSE SET FORTH IN SECTION 12.15) AND EXPRESS REPRESENTATIONS, WARRANTIES AND AGREEMENTS SET FORTH IN THIS AGREEMENT, IT IS EXPRESSLY UNDERSTOOD AND AGREED BY PURCHASER THAT PURCHASER IS PURCHASING THE TRANSFERRED ASSETS “AS IS” AND “WHERE IS,” AND WITH ALL FAULTS AND DEFECTS, LATENT OR OTHERWISE. PURCHASER EXPRESSLY WAIVES THE WARRANTY OF FITNESS FOR INTENDED PURPOSES OR GUARANTEE AGAINST HIDDEN OR LATENT REDHIBITORY VICES UNDER LOUISIANA LAW, INCLUDING LOUISIANA CIVIL CODE ARTICLES 2520-2548, AND THE WARRANTY IMPOSED BY LOUISIANA CIVIL CODE ARTICLE 2476. NOTWITHSTANDING ANY

REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT, PURCHASER WAIVES ALL RIGHTS PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520, ET SEQ.; RESCISSION OF THE SALE OR REDUCTION OF THE PURCHASE PRICE; ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF PURCHASER AND EXPLAINED IN DETAIL AND THAT PURCHASER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND/OR WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS FOR THE TRANSFERRED ASSETS.

6.11 Brokers. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser, without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any obligation or liability for a finder’s fee, advisory fee, brokerage commission or similar payment for which Seller would be liable.

ARTICLE VII

COVENANTS

7.1 Conduct of Business of Seller Prior to Closing or Termination. Except as expressly contemplated by this Agreement or as set forth on Schedule 7.1 and strictly in relation with the Transferred Assets (including with respect to Unavailable Vessels and Unavailable Vessel Related Assets under clause (ii) of Section 3.5 until the applicable Supplemental Closing Date), Seller will not, and will cause each of its Affiliates (to the extent it is engaged in the Business) not to, engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business without the prior consent of Purchaser (which consent shall not be unreasonably withheld or delayed). Subject to compliance with applicable Law, Seller will confer on a regular and frequent basis (generally expected to be at least twice per week) with one or more representatives of Purchaser to report on operational matters and the general status of the Business and its operations and will promptly provide to Purchaser or its representatives copies of all filings it makes with any Governmental Authority during such period. Without limiting the generality of the foregoing, during the period commencing on the date of this Agreement and continuing to the Closing Date or the termination of this Agreement pursuant to Article X, Seller will not, and will cause each of its Affiliates (to the extent it is engaged in the Business) with regard to the Business not to (except as may be necessary or appropriate in case of force majeure, requisition or other emergency and except as expressly contemplated by this Agreement or by Schedule 7.1), without the consent of Purchaser (which consent shall not be unreasonably withheld or delayed) do any of the following (including with respect to Unavailable Vessels and Unavailable Vessel Related Assets under clause (ii) of Section 3.5 until the applicable Supplemental Closing Date):

(a) (i) amend, supplement, modify, terminate or waive any material rights under, any Assumed Contracts, (ii) enter into any time charters (excluding any charters of a duration less than three (3) months), (iii) enter into any purchase orders with respect to the Vessels (excluding any purchase order of less than $500,000), or (iv) make any written offers to charter a Vessel or provide services to a third party (excluding written offers for charters of a duration less than three (3) months);

(b) delay or defer the payment of any accounts payable outside the Ordinary Course of Business, except where said accounts payable are disputed in good faith, that does, or would or could reasonably be expected to, result in a Lien against any of the Transferred Assets;

(c) fail to timely pay, discharge or satisfy any liabilities, other than in the Ordinary Course of Business that does, or would or could reasonably be expected to, result in a Lien against any of the Transferred Assets;

(d) to the extent relating to a Reimbursable Item, drydock or repair any Vessel outside the Ordinary Course of Business;

(e) depart from any normal drydock and maintenance practices;

(f) to the extent relating to a Reimbursable Item, make any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(g) cause or allow any part of the Transferred Assets to become subject to a Lien, except for Permitted Liens or Liens set forth on Schedule 7.1 to be discharged at Closing;

(h) permit the sale, lease or other disposition of any Transferred Assets (other than the consumption of Vessel Fuel Inventory and equipment, machinery, tools and spare parts in the Ordinary Course of Business);

(i) remove any equipment, parts or fixtures or other property referenced in Section 2.1(b) or Section 2.1(c) (other than in connection with the consumption of Vessel Fuel Inventory and equipment, machinery, tools and spare parts in the Ordinary Course of Business) from any Vessel or any place where same is stored or located on the respective Survey Dates, or modify any such Vessel;

(j) prior to Closing, allow any Permits to terminate or lapse other than expirations in accordance with their terms, in which case Seller shall use its commercially reasonable efforts to obtain an extension or replacement of such expired Permit necessary for the Business as operated by Seller; provided, however, that Seller may allow all non-assignable Permits listed as such on Schedule 5.13 to terminate upon Closing.

(k) utilize any Transferred Asset, or incur any Assumed Liabilities, for any purpose other than in connection with the Business;

(l) except as contemplated herein, with regard to Eligible Employees: (i) modify the annual level of compensation, (ii) grant any bonus, benefit or other direct or indirect compensation, (iii) increase the coverage or benefits available (or reduce the employees’ allocable share of costs or premiums) under any benefit plan or create any new severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any employee or otherwise modify or amend or terminate any such plan or arrangement or (iv) enter into any employment, deferred compensation, severance, consulting, non-competition or similar contract (or amend any such contract) to which Seller or any of its Affiliates is a party, except, in each case, as required by applicable law from time to time in effect, provided, however, that Seller and its Affiliates are permitted to take any action set forth in (i), (ii) or (iii), to the extent such action is in the Ordinary Course of Business of the Seller and its Affiliates, is applicable to HOO’s and ESPR’s full workforce and prior written notice is provided to Purchaser, provided further that, notwithstanding the foregoing, prior to September 30, 2013 Seller will not take any such action unless in response to increases in compensation by competitors in the marketplace following prior written notice to Purchaser (excluding non-competition or similar agreements);

(m) enter into any labor or collective bargaining agreement or, through negotiations or otherwise, make any commitment or incur any liability to any labor organizations applicable to any Eligible Employees; and

(n) enter into any contract, agreement or commitment to do any of the foregoing.

7.2 Assumed Contracts.

(a) Seller shall promptly deliver to Purchaser a correct and complete copy of (i) each Assumed Contract entered into after the date of this Agreement in accordance with Section 7.1 and (ii) each amendment, supplement or modification to any Assumed Contract entered into after the date of the Agreement in accordance with Section 7.1.

(b) Seller shall timely pay, discharge or satisfy any current liabilities attributable to the Assumed Contracts relating to periods on or prior to the Closing Date that are not yet due and payable.

7.3 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions herein, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under Requirements of Law to consummate and make effective the transactions contemplated by this Agreement. Each Party will use its commercially reasonable efforts to obtain any and all consents of all Governmental Authorities and Persons necessary in connection with the consummation of the transactions contemplated by this Agreement. Each Party covenants and agrees to furnish to the other Party such necessary information and reasonable assistance as any such other Party may request in connection with its preparation of any filing or submission related to any of the approvals, authorizations or consents referenced in this Section 7.3.

(b) In the event any Claim is commenced which threatens or questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use their respective commercially reasonable efforts to defend against such Claim (and, if an Order is issued in any such Claim, to use their respective commercially reasonable efforts to have such Order lifted) and to eliminate any other impediment to the consummation of the transactions contemplated hereby.

(c) Purchaser will inform Seller which, if any, of the assignable or transferrable Permits set forth on Schedule 5.13 the Purchaser wishes to have assigned to it. Seller will use commercially reasonable efforts to cause such Permits to be assigned or transferred at Closing.

(d) Seller shall use commercially reasonable efforts to identify and deliver to Purchaser at Closing the Transferred Assets identified in Section 2.1(k).

7.4 Public Announcements. The Parties agree to consult with each other prior to the issuance of any press release or other public statement or announcement with respect to the transactions contemplated by this Agreement. Each Party understands that an Affiliate of the other Party is a publicly traded company and consents to the other Party and its Affiliates making public statements or making necessary public filings with the Securities and Exchange Commission or as required by the rules and regulations of a national securities exchange as such other Party, in its sole discretion, deems necessary or advisable.

7.5 Notification of Certain Matters by Seller. To the extent it has Knowledge, Seller shall, as promptly as reasonably practicable, notify Purchaser of (a) any material Claims in connection with the transactions contemplated by this Agreement commenced or threatened against Seller and (b) the occurrence or non-occurrence of any fact or event which would or could be reasonably likely to constitute an inaccuracy, violation or breach of any representation, warranty or covenant hereunder or cause any condition set forth in Article VIII or Article IX not to be satisfied; provided, however, that no such notification, nor the obligation to make such notification, shall affect any representation, warranty or covenant, or the conditions to the obligations, of either Party.

7.6 Notification of Certain Matters by Purchaser. To the extent it has Knowledge, Purchaser shall, as promptly as reasonably practicable, notify Seller of (a) any material Claims in connection with the transactions contemplated by this Agreement commenced or threatened against Purchaser and (b) the occurrence or non-occurrence of any fact or event which would or could be reasonably likely to constitute an inaccuracy, violation or breach of any representation, warranty or covenant hereunder or cause any condition set forth in Article VIII or Article IX not to be satisfied; provided, however, that no such notification, nor the obligation to make such notification, shall affect any representation, warranty or covenant, or the conditions to the obligations, of either Party.

7.7 Expenses. Except as otherwise provided herein, each Party will be responsible for its own transaction fees and expenses (including, without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives or consultants) in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

7.8 Repainting Vessels. As soon as practicable, but in any event within ninety (90) days after Closing (with respect to the Vessel sold in such Closing), Purchaser shall, at Purchaser’s expense, (a) remove any removable Hornbeck logos and paint over any other Hornbeck logos (including, in each case, any Hornbeck Affiliate logos) on each Vessel and shall paint over the Hornbeck colors on each Vessel above the waterline and (b) return any removed Hornbeck logos to Seller.

7.9 Exclusivity.

(a) Until such time as this Agreement is terminated, Seller shall not, and shall cause its Affiliates and its and their directors, officers, agents or representatives not to, solicit, negotiate, act upon or entertain in any way an offer from any other Person to purchase (directly or indirectly, including through any lease, contract, equity sale or otherwise) all or any part of Transferred Assets (other than in connection with the consumption of Vessel Fuel Inventory and equipment, machinery, tools and spare parts in the Ordinary Course of Business) or any Equity Interest in Seller.

(b) Seller will promptly notify Purchaser if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing and, with respect to any of the foregoing (whether by telephone, personal conversation, fax, email or otherwise) during the term of this Agreement, and shall specify in such notice the terms of any such proposal, offer, inquiry or contact.

(c) Seller represents, warrants and covenants that, except as contemplated hereby, (i) there are no pending agreements or understandings for the sale or exchange of the Business or any portions thereof (directly or indirectly) (other than in connection with the consumption of Vessel Fuel Inventory and equipment, machinery, tools and spare parts in the Ordinary Course of Business and chartering of the Vessels as permitted by Section 7.1) and (ii) immediately upon the execution of this Agreement, all pending negotiations or discussions with any other Persons with respect thereto will be terminated.

7.10 HSR Obligations.

(a) Seller and Purchaser agree to cause their respective “ultimate parent entity” as defined in the HSR Act and its regulations (each an “Antitrust Filing Party”) to file as soon as practicable, and in any event prior to fifteen (15) Business Days after the date hereof, a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division. Each Antitrust Filing Party shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any other Governmental Authority relating to this Agreement and the transactions contemplated by this Agreement, (ii) not extend any waiting period under the HSR Act, except with the prior written consent of the other Antitrust Filing Party and (iii) not enter into any agreement with the FTC, Antitrust Division, or other Governmental Authority in which such Antitrust Filing Party agrees not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Antitrust Filing Party.

(b) Each Antitrust Filing Party shall (i) promptly notify the other Antitrust Filing Party of any material communication between that Antitrust Filing Party and the FTC, the Antitrust Division, any Attorney General of any state or any other Governmental Authority and, subject to applicable law, discuss with and permit the other Antitrust Filing Party to review in advance any proposed written communication to any of the foregoing, (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other Antitrust Filing Party in advance and, to the extent permitted by such Governmental Authority, gives the other Antitrust Filing Party the opportunity to attend and participate thereat and (iii) furnish the other Antitrust Filing Party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby; provided, however, that materials may be redacted as necessary to comply with contractual arrangements or to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall be construed so as to require Seller, Purchaser or any of their respective Affiliates, without its written consent, to sell, license, dispose of, hold separate, or operate in any specified manner any assets or businesses of Seller, Purchaser or any of their respective Affiliates (or to require Seller, Purchaser or any of their respective Affiliates, to agree to any of the foregoing). The obligations of each Antitrust Filing Party under this Section 7.10 with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act or any other applicable antitrust Law.

7.11 Release of Liens. Prior to or contemporaneously with the Closing, Seller shall obtain releases of any Liens on the Transferred Assets except for Permitted Liens, without any post-Closing liability or expense (or any increase in the Assumed Liabilities) to Purchaser or the Transferred Assets and shall provide proof of such releases and payment in full in a form reasonably acceptable to Purchaser at the Closing. Seller shall, and shall cause its Affiliates to, promptly pay and perform all Retained Liabilities when due that are secured by Permitted Liens on the Transferred Assets and, if requested by Purchaser, provide proof of such releases and payment in full in a form reasonably acceptable to Purchaser.

7.12 Full Access. With prior notice, Seller shall permit, and shall cause its Affiliates to permit, representatives of Purchaser to have full access at all reasonable times, and in a manner so as not to materially interfere with the normal business operations of Seller and its Affiliates, to all premises, properties, personnel, books, records (including Tax Records), contracts and documents of or pertaining to the Business. Further, Purchaser shall provide Seller with complete copies of the third-party vessel condition surveys commissioned by Purchaser or its Affiliates in connection with the transactions contemplated under this Agreement for each Vessel.

7.13 Risk of Loss. Except as provided in Section 3.5, all risk of loss, damage, impairment, confiscation or condemnation shall be borne by Seller (a) with respect to any Transferred Asset other than the Vessels, until the Closing and (b) with respect to the Vessels, until the time and date specified in the protocol of delivery and acceptance for such Vessel.

7.14 Employees. The Parties hereby agree that:

(a) Eligible Employees; Access. Promptly after the execution and delivery of this Agreement, the Seller Parties shall provide Purchaser with the names of the Eligible Employees set forth on the list referenced in Section 5.15(a), as well as each Eligible Employee’s home address, valid email address and phone number. Additionally, after execution and delivery of this Agreement, Purchaser shall be entitled (i) to, within five days of the date hereof, access additional employee information relating to each Eligible Employee, to the extent permissible under applicable laws (including any limitations applicable to medical or any other records), and (ii) during normal business hours, to consult with the Eligible Employees; such consultation to be scheduled to reasonably accommodate the schedules of both the Eligible Employee and HOO. At any time on or before the Initial Closing Date, Seller Parties may add or delete individuals from or to Schedule 5.15(a) to reflect the hiring or termination of Eligible Employees.

(b) Offers of Employment. Purchaser or its designee(s) may offer to hire any Eligible Employee on terms acceptable to the Purchaser. Except as required by applicable law, nothing in this Section 7.14(b) shall be construed to require Purchaser and any of its Affiliates, to provide any pension, severance or post-termination welfare benefits to the Eligible Employees, to any of the Sellers’ or its Affiliates’ employees not accepting a position with Purchaser or its Affiliates, or to any currently retired former employees of HOO or its Affiliates.

(c) Timing of Transfer. Each Eligible Employee who accepts an offer of employment with Purchaser or its designee(s) shall become an employee of Purchaser or its designee(s) in accordance with the terms of such offer. At such time that the Eligible Employees become employees of Purchaser (hereafter, such employees are referred to as

“Continued Employees”), Purchaser or its designee(s) shall become responsible for payment of all salaries, wages, severance, accrued and unused vacation, and benefits and all other claims (including medical, dental, vision, disability and other benefits claimed), costs, expenses, liabilities and other obligations relating to the employment of the Continued Employees incurred from and after such time. Except as required by applicable law, Seller shall cause HOO to be responsible for all salaries, wages, and benefits and all other claims, costs, expenses, liabilities and other obligations related to the employment or termination of the Eligible Employees incurred prior to such date.

(d) Termination.

(i) Purchaser or its designee(s) may retain the services of any Continued Employee or terminate any such Continued Employee’s employment at any time.

(ii) Seller shall cause HOO to retain liability and responsibility for the payment of severance benefits (if any), incurred prior to each employment date, including the termination or transfer of employment of any current or past employee prior thereto.

(e) WARN Act. Except in the event of unforeseen circumstances necessitating a “plant closing” or “mass layoff,” Purchaser or its designee(s) will not engage within sixty (60) days after the Closing Date in a “plant closing” or “mass layoff” (as such terms are defined in the WARN Act) with respect to the Transferred Assets.

7.15 Transfer of Assets. Prior to the Closing Date, Seller shall cause any Affiliates of Seller that own any Transferred Assets, or any assets that would be Transferred Assets but for the fact that they are owned by an Affiliate of Seller, to transfer all rights, title and interest in and to such Transferred Assets to Seller.

7.16 Litigation Support. In the event and for so long as Purchaser is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction relating to any of the Assumed Liabilities, Seller shall reasonably cooperate with Purchaser and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with the defense or contest, all at the sole cost and expense of Purchaser (unless Purchaser is entitled to indemnification therefor under Section 12.15).

ARTICLE VIII

CONDITIONS TO THE OBLIGATION OF PURCHASER TO CLOSE

The obligation of Purchaser to perform its obligations under this Agreement shall be subject to the satisfaction as determined by, or waiver by, Purchaser of the following conditions on or before the Closing Date.

8.1 Representation and Warranties. The representations and warranties of Seller contained in Article V, shall be true and correct in all respects (without giving effect to any qualification as to materiality, Material Adverse Effect or concepts of similar import or any qualification or limitation as to monetary amount or value) as of the date of this Agreement and on the Closing Date as if made on such date, except to the extent such inaccuracies, violations or breaches would not (or could not reasonably be expected to) result in a Material Adverse Effect on Seller (under clause (b) of the definition of Material Adverse Effect) or the Business.

8.2 Compliance with this Agreement. Seller shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by Seller, as the case may be, on or before the Closing Date.

8.3 Authorization, Execution and Delivery of Documents. The following documents shall have been duly authorized, executed and delivered (as applicable) by the respective party or parties thereto (other than a Purchaser Party), shall (assuming due authorization, execution and delivery (as applicable) by such Purchaser Party party thereto) be in full force and effect on the Closing Date and executed counterparts of each thereof (as applicable) shall have been delivered to Purchaser:

(a) the Bills of Sale (for the Vessels at the Initial Closing and for the tendered Unavailable Vessel at a Supplemental Closing), substantially in the forms attached hereto as Exhibit F and Exhibit G;

(b) the Assignment and Assumption Agreement (with respect to the Assumed Liabilities at the Initial Closing and the Unavailable Vessel Assumed Liabilities at any Supplemental Closings), substantially in the form attached hereto as Exhibit A;

(c) the Ancillary Agreements (with respect to the Initial Closing only), substantially in the forms attached hereto as Exhibit B, Exhibit C and Exhibit D;

(d) a protocol of delivery and acceptance for each Vessel (or each tendered Unavailable Vessel at a Supplemental Closing);

(e) each Vessel must have a current Certificate of Documentation (CG-1258) (or each tendered Unavailable Vessel at a Supplemental Closing);

(f) a certificate of ownership from the United States Coast Guard dated within three (3) Business Days prior to the Closing Date for each Vessel evidencing that each Vessel is owned by Seller free and clear of all Liens other than Permitted Liens and Liens listed on Schedule 5.11;

(g) certificates of title or origin (or like documents), to the extent in existence, with respect to any equipment included in the Transferred Assets (or Repaired Unavailable Vessel and Related Assets for Supplemental Closings) or other applicable Transferred Assets (or Repaired Unavailable Vessel and Related Assets for Supplemental Closings) for which a certificate of title or origin evidences title (other than the Vessels), together with properly completed assignments of such equipment or other applicable Transferred Assets to Purchaser or its designee(s);

(h) a Closing Tax Certificate from Seller (with respect to the Initial Closing only), substantially in the form attached hereto as Exhibit J;

(i) an officer’s certificate of Seller (signed on behalf of such entity by its president or an executive vice president) dated as of the Closing Date certifying the fulfillment of the conditions set forth in Section 8.1 and Section 8.2;

(j) the HOS Guaranty (with respect to the Initial Closing only), substantially in the form attached hereto as Exhibit H;

(k) the Permits set forth on Schedule 8.3(k) (or evidence thereof) to be transferred to Purchaser;

(l) to the extent in Seller’s possession or readily available, any Builders Certificates for Vessels (or for tendered Unavailable Vessels with respect to Supplemental Closings) built by Seller;

(m) the License Agreement and Letter Agreement, substantially, in the form of Exhibits K and L, respectively; and

(n) such other documents and certificates as Purchaser shall have reasonably requested in connection with the transactions contemplated by this Agreement, including without limitation, secretary’s certifications typical of transactions of this nature.

8.4 Consents and Approvals. The waiting period under the HSR Act shall have expired or been terminated, and all other consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and Contractual Obligations of Seller that are necessary or required in connection with the execution, delivery or performance by, or enforcement against Seller of this Agreement and each of the other Transaction Documents to be executed by Seller and set forth on Schedule 8.4 (such consents, exemptions, authorizations, actions, notices and filings set forth on Schedule 8.4, the “Required Consents”), shall have been obtained and be in full force and effect, and Purchaser shall have been furnished with appropriate evidence thereof.

8.5 No Material Judgment or Order. There shall not be in effect on the Closing Date any Order or ruling of any court or other Governmental Authority or any condition imposed under any Requirement of Law which (a) prohibits or restricts or purports to prohibit or restrict (i) the purchase of the Transferred Assets or (ii) the consummation of any transactions contemplated by this Agreement or (b) restricts the performance by Seller of its obligations under this Agreement.

8.6 Title, Delivery and Documentation of Vessel. Each of the Vessels shall have been duly delivered to Purchaser offshore in international waters or in United States waters outside any state’s or United States territory’s territorial waters, except for any Vessel in drydock, which may be delivered while at drydock, as evidenced by the Bills of Sale and the execution of protocols of delivery and acceptance.

ARTICLE IX

CONDITIONS TO THE OBLIGATION OF SELLER TO CLOSE

The obligation of Seller to perform its obligations under this Agreement shall be subject to the satisfaction as determined by, or waiver by, Seller of the following conditions on or before the Closing Date:

9.1 Payment of Purchase Price. Purchaser shall have paid Seller the Purchase Price (with the Deposit being applied toward the Base Purchase Price).

9.2 Representation and Warranties. The representations and warranties of Purchaser contained in Article VI shall be true and correct in all respects (without giving effect to any qualification as to materiality, Material Adverse Effect or concepts of similar import or any qualification or limitation as to monetary amount or value) as of the date of this Agreement and on the Closing Date as if made on such date, except to the extent such inaccuracies, violations or breaches would not (or could not reasonably be expected to) result in a Material Adverse Effect on Purchaser.

9.3 Compliance with this Agreement. Purchaser shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by Purchaser, as the case may be, on or before the Closing Date.

9.4 Authorization, Execution and Delivery of Documents. The following documents shall have been duly authorized, executed and delivered (as applicable) by the respective party or parties thereto (other than a Seller Party), shall (assuming due authorization, execution and delivery (as applicable) by such Seller Party party thereto) be in full force and effect on the Closing Date and executed counterparts of each thereof (as applicable) shall have been delivered to Seller:

(a) the Bills of Sale (for the Vessels at the Initial Closing and for the tendered Unavailable Vessel at a Supplemental Closing), substantially in the forms attached hereto as Exhibit F and Exhibit G;

(b) the Assignment and Assumption Agreement (with respect to the Assumed Liabilities at the Initial Closing and the Unavailable Vessel Assumed Liabilities at any Supplemental Closings), substantially in the form attached hereto as Exhibit A;

(c) the Ancillary Agreements (with respect to the Initial Closing only, other than a Shipman Agreement, to the extent necessary to cover an Unavailable Vessel subsequently purchased pursuant to Section 3.5 at a Supplemental Closing), substantially in the forms attached hereto as Exhibit B, Exhibit C and Exhibit D;

(d) a protocol of delivery and acceptance for each Vessel (or each tendered Unavailable Vessel at a Supplemental Closing);

(e) an officer’s certificate of Purchaser (signed on behalf of such entity by its president) dated as of the Closing Date certifying the fulfillment of the conditions set forth in Section 9.2 and Section 9.3;

(f) the GEL Guaranty (with respect to the Initial Closing only), substantially in the form attached hereto as Exhibit I;

(g) the Letter Agreement, substantially in the form of Exhibit L; and

(h) such other documents and certificates as Seller shall have reasonably requested in connection with the transactions contemplated by this Agreement, including without limitation secretary’s certifications typical of transactions of this nature.

9.5 Consents and Approvals. The waiting period under the HSR Act shall have expired or been terminated, and all other consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons with respect to Required Consents shall have been obtained and be in full force and effect.

9.6 No Material Judgment or Order. There shall not be in effect on the Closing Date any Order or ruling of any court or other Governmental Authority or any condition imposed under any Requirement of Law which (a) prohibits or restricts or purports to prohibit or restrict (i) the purchase of the Transferred Assets or (ii) the consummation of any transactions contemplated by this Agreement or (b) restricts the performance by Purchaser of its obligations under this Agreement.

ARTICLE X

TERMINATION

10.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows but in no other manner:

(a) at any time on or prior to the Closing Date, by mutual written consent of both Parties;

(b) at the election of Seller if after the later to occur of (i) the receipt of approval under the HSR Act or (ii) the receipt of the final Required Consent (the “Closing Trigger Date”), Seller has satisfied the conditions set forth in Section 8.1 and Section 8.2, the conditions set forth in Section 8.4 and Section 8.5 have been satisfied, and Seller delivers a written notice to Purchaser at least three (3) Business Days before the Outside Closing Date stating that such conditions have been satisfied and Seller is prepared to tender the items set forth in Sections 8.3 and 8.6, and the Initial Closing does not occur within the earlier of 30 days or the Outside Closing Date solely as a result of any or all of the conditions set forth in Section 9.1, Section 9.2, Section 9.3 or Section 9.4 not being satisfied;

(c) at the election of Purchaser if after the Closing Trigger Date, Purchaser has satisfied the conditions set forth in Section 9.2 and Section 9.3, the conditions set forth in Section 9.5 and Section 9.6 have been satisfied, and Purchaser delivers a written notice to Seller at least three (3) Business Days before the Outside Closing Date stating that such conditions have been satisfied and Purchaser is prepared to tender the items set forth in Section 9.1 and Section 9.4 and the Initial Closing does not occur within the earlier of 30 days or the Outside Closing Date solely as a result of any or all of the conditions set forth in Section 8.1, Section 8.2, Section 8.3 or Section 8.6 not being satisfied; or

(d) at the election of either Party, if the Initial Closing has not occurred by March 31, 2014 (the “Outside Closing Date”).

For the purpose of clarity, nothing in this Section 10.1 shall be deemed to alter the provision in Section 3.1 regarding the retention of the Deposit by Seller in the circumstances set forth therein.

10.2 Effect of Termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except for the third, fourth, fifth and sixth sentences of Section 3.1, Section 7.4, Section 7.7, this Section 10.2 and Article XII (other than Section 12.11, Section 12.14, Section 12.15(a), (b), (c), (d) and (f) and except that termination of this Agreement will not affect any liability of either Party for any breach of this Agreement prior to termination or any breach at any time of the provisions of this Agreement surviving termination.

ARTICLE XI

TAX MATTERS

11.1 Cooperation. Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Purchaser and Seller agrees (a) to retain all books and records with respect to Tax matters pertinent to the Transferred Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority and (b) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, each Party shall allow the other Party the option of taking possession of such books and records prior to their disposal. Purchaser and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

11.2 Purchase Price Allocation. Seller and Purchaser agree that the actual Purchase Price allocable to the Transferred Assets shall be allocated to the Transferred Assets for Tax purposes as set forth on Annex II. Purchaser, Seller and their applicable Affiliates shall file all Tax Returns (including amended Tax Returns and claims for refund) in a manner consistent with such allocation.

ARTICLE XII

MISCELLANEOUS

12.1 Interpretation. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person also refer to its predecessors and permitted successors and assigns.

12.2 Notices. All notices, requests, consents and demands to or upon the respective parties hereto shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) if delivered by hand (including by overnight courier), when delivered, (b) on the next Business Day after delivery to a nationally recognized overnight carrier service if sent by overnight delivery for next morning delivery, (c) in the case of mail, three (3) Business Days after deposit in United States first class mail, certified with return receipt requested and postage prepaid, and (d) in the case of facsimile transmission, when receipt is mechanically acknowledged. In each case: (x) if delivery is not made during normal business hours at the place of receipt, receipt and due notice under this Agreement shall be deemed to have been made on the immediately following Business Day and (y) notice shall be sent to the address of the Party to be notified, as follows, or to such other address as may be hereafter designated by the respective parties hereto in accordance with these notice provisions:

if to Seller, to:	Hornbeck Offshore Transportation, LLC
103 Northpark Boulevard, Suite 300
Covington, LA 70433
Fax: (985) 727-2006
Attention: Samuel A. Giberga

with a copy, which shall not constitute notice, to:

Winstead PC
24 Waterway Avenue, Suite 500
The Woodlands, TX 77380
Fax: (281) 681-5901
Attention: R. Clyde Parker, Jr.

if to Purchaser, to:	Genesis Marine, LLC
919 Milam, Suite 2100
Houston, TX 77002
Fax: (713) 860-2647
Attention: General Counsel

with a copy, which shall not constitute notice, to:

Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, TX 77002 Fax: (713) 236-0822 Attention: J. Vincent Kendrick

12.3 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. This Agreement shall not be assigned or assignable by either Party without the prior written consent of the other Party, and any purported assignment in violation of this Agreement will be void ab initio; provided, however, that Purchaser may assign all or any portion of this Agreement without Seller’s prior written consent to an Affiliate of Purchaser or to a Person that acquires all or substantially all of the assets of Purchaser, in which case Purchaser shall remain liable for all obligations of Purchaser contained in this Agreement.

12.4 Amendment and Waiver.

(a) No failure or delay on the part of Seller or Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by Seller or Purchaser from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Parties, in the case of an amendment, supplement or modification, and by the Party granting the waiver or consent in the case of a waiver or consent, and (ii) only in the specific instance and for the specific purpose for which made or given.

12.5 Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

12.7 Governing Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE GENERAL MARITIME LAW OF THE UNITED STATES TO THE EXTENT APPLICABLE AND OTHERWISE BY THE LAWS OF THE STATE OF LOUISIANA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

12.8 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

12.9 Rules of Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used. The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used. Except to the extent expressly provided to the contrary, references to a Party include its permitted successors and assigns. Each certificate delivered pursuant to this Agreement shall be deemed a part hereof, and any representation, warranty or covenant herein referenced or affirmed in such certificate shall be treated as a representation, warranty or covenant given in the correlated Section hereof on the date of such certificate. Additionally, any representation, warranty or covenant made in any such certificate shall be deemed to be made herein. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

12.10 Entire Agreement. This Agreement, together with the Annexes, Exhibits and Schedules hereto, and the other Transaction Documents are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the Annexes, Exhibits and Schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter, whether verbal or written. Upon the Initial Closing, Seller hereby releases, and causes or shall cause HOS to hereby release, GEL from all of its obligations under the Confidentiality Agreement except with respect to its confidentiality obligations thereunder relating to any Transferred Assets and Assumed Obligations that are not transferred and assumed at the Initial Closing. Upon any Supplemental Closing, Seller hereby releases, and causes or shall cause HOS to hereby release, GEL from all of its obligations under the Confidentiality Agreement with respect to the Transferred Assets and Assumed Liabilities transferred and assumed at such Supplemental Closing.

12.11 Further Assurances. The Parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the intent of this Agreement.

12.12 Disclosure. Any matter set forth in any section of the Schedules shall be deemed set forth in all other sections of the Schedules to the extent it is reasonably apparent that such matter is responsive to such other sections of the Schedules whether or not a specific cross-reference appears. The inclusion of any information (including dollar amounts) in any section of the Schedules shall not be deemed to be an admission or acknowledgment by Seller that such information is required to be listed in such section or is material to or outside the Ordinary Course of Business of Seller, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information). In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, together with the Annexes, Exhibits and Schedules hereto, is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by either Party hereto to any third party of any matter whatsoever (including any violation of applicable law or breach of contract).

12.13 Confidentiality.

(a) Seller shall, and shall cause its Affiliates to, not make disclosure of any Confidential Information to any Person other than (i) to its owners, directors, officers, employees, consultants or other representatives to whom such disclosure is necessary or reasonably convenient for the completion of the transactions contemplated by this Agreement; (ii) as required to convey title to any of the Transferred Assets; (iii) as required by Law or any securities exchange or market rule; (iv) as may be requested or required by any Governmental Authority (provided that Seller first notifies Purchaser and gives Purchaser the opportunity to contest such request or requirement), (v) to the extent that the Confidential Information is or becomes generally available to the public through no fault of Seller or its Affiliates making such disclosure, (vi) to the extent that the same information is in the possession (on a non-confidential basis) of Seller making such disclosure prior to receipt of such Confidential Information, (vii) to the extent that Seller independently develops the Confidential Information without in any way relying on any Confidential Information, (viii) to the extent that the same information becomes available to Seller on a nonconfidential basis from a source other than Purchaser, Seller or the Affiliates of either of them, which source, to Seller’s Knowledge, is not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation to Purchaser, or (ix) with prior notice of request for disclosure to, and consent of, Purchaser (which consent may be withheld in Purchaser’s sole discretion).

(b) Seller shall, and shall cause its Affiliates to, treat and hold as such all of the Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement. If Seller is ever requested or required (by oral question or request for information or documents in any action) to disclose any Confidential Information, Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with this Section 12.13. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller, on the written advice of counsel, is compelled to disclose any Confidential Information to any Government Authority, arbitrator, or mediator or else stand liable for contempt, Seller may disclose the Confidential Information to the Government Authority, arbitrator, or mediator; provided, however, that Seller will use its commercially reasonable efforts to obtain, at the request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser may designate.

12.14 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, and notwithstanding the provisions of Section 12.7 and Section 12.15, each Party agrees that the other Parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

12.15 Indemnification; Remedies; Limitation of Damages.

(a) Survival.

(i) Except to the extent provided to the contrary in Section 12.15(a)(ii) and Section 12.15(a)(iii), all of the representations and warranties of the Purchaser contained in this Agreement and all of the representations and warranties of Seller contained in this Agreement shall survive the Closing hereunder for a period of one (1) year after the applicable Closing Date.

(ii) The representations and warranties of Seller contained in (y) Section 5.7(a) and (z) Section 5.6 and Section 5.9 (collectively, with respect to clause (z), the “Special Representations”) shall survive the Closing hereunder for a period of two (2) years after the applicable Closing Date.

(iii) The representations and warranties of (A) Purchaser contained in Section 6.1, Sections 6.2(a) and (b), Section 6.3, Section 6.5 and Section 6.11 (collectively, the “Purchaser Fundamental Representations”) (B) Seller contained in Section 5.1, Section 5.2(a) and (b), Section 5.3, Section 5.5, Section 5.7(e), Section 5.12 and Section 5.17 (collectively, the “Seller Fundamental Representations”) shall survive the applicable Closing until the expiration of the statute of limitations applicable to the underlying matter giving rise to that claim.

(iv) The covenants and obligations of Purchaser and Seller contained in this Agreement shall survive the Closing until performed as contemplated under this Agreement.

(b) Indemnification Provisions for the Benefit of Purchaser.

(i) In the event: (x) of any inaccuracy, violation or breach of any of Sellers’ representations or warranties (without giving effect to any supplement to the Schedules or any qualification as to materiality, Material Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary value) contained herein (other than an inaccuracy, violation or breach of a representation or warranty constituting a Special Representation or a Seller Fundamental Representation), (y) the applicable survival period pursuant to Section 12.15(a) has not expired and (z) the Purchaser Indemnitees make a written claim for indemnification against Seller pursuant to Section 12.2 within such survival period, then from and after the Closing Seller agrees to release, indemnify and hold harmless the Purchaser Indemnitees from and against any Adverse Consequences suffered by the Purchaser Indemnitees to the extent relating to or arising from such inaccuracy, violation or breach; provided that Seller shall not have any obligation to indemnify the Purchaser Indemnitees from any such inaccuracies, violations and breaches until the Purchaser Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of the sum of all such inaccuracies, violations and breaches in excess of the General Deductible Amount reduced (but not below zero) by all inaccuracies, violations and breaches covered by Section 12.15(b)(ii) for which Seller has not been obligated to indemnify the Purchaser Indemnitees, at which point Seller shall be obligated to indemnify the Purchaser Indemnitees from and against all Adverse Consequences exceeding the General Deductible Amount.

(ii) In the event: (x) of any inaccuracy, violation or breach of any Special Representations (without giving effect to any supplement to the Schedules or any qualification as to materiality, Material Adverse Effect, Knowledge or concepts of similar import, or any qualification or limitation as to monetary value), (y) the applicable survival period pursuant to Section 12.15(a) has not expired and (z) the Purchaser Indemnitees make a written claim for indemnification against Seller pursuant to Section 12.2 within such survival period, then from and after the Closing, Seller agrees to release, indemnify and hold harmless the Purchaser Indemnitees from and against any Adverse Consequences suffered by the Purchaser Indemnitees to the extent relating to or arising from such inaccuracy, violation or breach; provided that Seller shall not have any obligation to indemnify the Purchaser Indemnitees to the extent such Adverse Consequences constitute any portion of the Special Deductible Amount.

(iii) In the event of: (x) (1) any breach of Seller’s covenants or obligations in this Agreement, or (2) any inaccuracy, violation or breach of any Seller Fundamental Representation (without giving effect to any supplement to the Schedules or any qualification as to materiality, Material Adverse Effect or concepts of similar import), (y) the applicable survival period pursuant to Section 12.15(a) has not expired and (z) the Purchaser Indemnitees make a written claim for indemnification against Seller pursuant to Section 12.2 within such survival period, then from and after the Closing, Seller agrees to release and indemnify the Purchaser Indemnitees from and against the entirety of any Adverse Consequences suffered by the Purchaser Indemnitees to the extent relating to or arising from such inaccuracy, violation or breach.

(iv) Notwithstanding anything in Section 12.15(b)(i)-(ii) of this Agreement to the contrary, in no event shall Seller ever be required to indemnify the Purchaser Indemnitees for Adverse Consequences under Section 12.15(b)(i)-(ii) (other than with respect to any inaccuracy, violation or breach of a representation or warranty contained in Section 5.7(a) or of the Fundamental Representations) in an amount exceeding, in the aggregate, fifteen percent (15%) of the Purchase Price. Notwithstanding anything in Section 12.15(b)(i) of this Agreement to the contrary, in no event shall Seller ever be required to indemnify the Purchaser Indemnitees for Adverse Consequences under Section 12.15(b)(i) with respect to any inaccuracy, violation or breach of a representation or warranty contained in Section 5.7(a) in an amount exceeding the Purchase Price, provided, further, in no event shall Seller ever be required to indemnify the Purchaser Indemnitees for Adverse Consequences related to a Vessel and the assets related thereto under Section 12.15(b)(i) with respect to any inaccuracy, violation or breach of a representation or warranty contained in Section 5.7(a) in an amount exceeding the relevant purchase price of the applicable Vessel and the assets related thereto. Notwithstanding anything in Section 12.15(b)(iii) of this Agreement to the contrary, in no event shall Seller ever be required to indemnify the Purchaser Indemnitees for Adverse Consequences under Section 12.15(b)(iii) in an amount exceeding the Purchase Price, provided, further, to the extent applicable, in no event shall Seller ever be required to indemnify the Purchaser Indemnitees for Adverse Consequences related to a Vessel and the assets related thereto under Section 12.15(b)(iii) (other than with respect to any inaccuracy, violation or breach of a representation or warranty contained in Sections 5.1, 5.2, 5.5 and 5.17 or any breach of a covenant contained in Sections 7.4, 7.7 and 7.10) in an amount exceeding the relevant purchase price of the applicable Vessel and the assets related thereto.

(c) Indemnification Provisions for the Benefit of Seller.

(i) In the event: (x) of any inaccuracy, violation or breach of any of Purchaser’s representations or warranties (without giving effect to any supplement to the Schedules or any qualification as to materiality, Material Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary value) contained herein (other than an inaccuracy, violation or breach of a representation or warranty constituting a Purchaser Fundamental Representation); (y) the applicable survival period pursuant to Section 12.15(a) has not expired and (z) the Seller Indemnitees make a written claim for indemnification against Purchaser pursuant to Section 12.2 within such survival period, then from and after the Closing Purchaser agrees to release, indemnify and hold harmless the Seller Indemnitees from and against any Adverse Consequences suffered by the Seller Indemnitees to the extent relating to or arising from such inaccuracy, violation or breach; provided that Purchaser shall not have any obligation to indemnify the Seller Indemnitees from any such inaccuracies, violations or breaches until the Seller Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of the sum of all such inaccuracies, violations or breaches in excess of the General Deductible Amount, at which point Purchaser shall be obligated to indemnify the Seller Indemnitees from and against all Adverse Consequences exceeding the General Deductible Amount.

(ii) In the event of: (x) (1) any breach of Purchaser’s covenants or obligations in this Agreement or (2) any inaccuracy, violation or breach of any Purchaser Fundamental Representation (without giving effect to any supplement to the Schedules or any qualification as to materiality, Material Adverse Effect or concepts of similar import), (y) the applicable survival period pursuant to Section 12.15(a) has not expired and (z) the Seller Indemnitees make a written claim for indemnification against Purchaser pursuant to Section 12.2 within such survival period, then from and after the Closing, Purchaser agrees to release and indemnify the Seller Indemnitees from and against the entirety of any Adverse Consequences suffered by the Seller Indemnitees to the extent relating to or arising from such inaccuracy, violation or breach.

(iii) Notwithstanding anything in Section 12.15(c)(i) of this Agreement to the contrary, in no event shall Purchaser ever be required to indemnify the Seller Indemnitees for Adverse Consequences under Section 12.15(c)(i) in an amount exceeding, in the aggregate, fifteen percent (15%) of the Purchase Price. Notwithstanding anything in Section 12.15(c)(ii) of this Agreement to the contrary, in no event shall Purchaser ever be required to indemnify the Seller Indemnitees for Adverse Consequences under Section 12.15(c)(ii) in an amount exceeding, in the aggregate, the Purchase Price.

(d) The Parties acknowledge and agree that the sole and exclusive remedy of a Party for the breach of any representation, warranty or covenant of the other Party or otherwise sustained in connection with the transactions contemplated herein or this Agreement, but excluding the Ancillary Agreements and the transactions contemplated therein (a “Transaction Claim”), shall be limited to a claim for actual monetary damages. However, any Transaction Claim asserted by a party hereto must be delivered in writing, detailing with specificity the circumstances of the alleged breach and/or damages and resulting Transaction Claim, within the applicable survival period from the Closing or the termination of this Agreement, as the case may be. Any Transaction Claim not asserted in writing within the applicable survival period shall be waived and barred for any and all purposes.

(e) Except for punitive, consequential or special damages for which either Party becomes liable to a third party and except for consequential or special damages that constitute actual or direct damages, the Parties expressly acknowledge and agree that neither Party shall have any liability under any Transaction Claim for any punitive, incidental, consequential, special or indirect damages, including business interruption, diminution in value, loss of future revenue, profits or income, or loss of business reputation or opportunity;

(f) The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Nevertheless, the forgoing shall not be deemed to limit the duties owed or the remedies available to the Parties under the Ancillary Agreements, which shall be deemed to be separate and apart from those of this Agreement. The Parties acknowledge and agree that all representations and warranties set forth in this Agreement and the certificates incorporated herein are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Party is asserting the truth of any representation and warranty set forth in this Agreement; rather the Parties have agreed that should any representations and warranties of any Party prove untrue, the other Party shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort) are permitted to any Party as a result of the untruth of any such representation and warranty. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; both Parties specifically acknowledge that neither Party has any special relationship with the other Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s length transaction. The sole and exclusive remedies for any Transaction Claim shall be those remedies available for breach of contract only (as such contractual remedies may be further limited or excluded pursuant to the express terms of this Agreement); and the Parties hereby waive and release any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any tort claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement);

(g) No Party’s rights and remedies set forth in this Agreement will be deemed waived by such Party’s consummation of the transactions contemplated by this Agreement and each such right and remedy will be effective regardless of any inspection or investigation conducted, or the awareness of any matters acquired (or capable or reasonably capable of being acquired), by or on behalf of such Party or by its directors, officers, employees, or representatives or at any time (regardless of whether notice of such awareness has been given the other Party), whether before or after the date of this Agreement or the Closing Date with respect to any circumstances constituting a condition under this Agreement, unless any waiver specifically so states.

(h) Section 12.15(a), (b), (c), (d) and (f) shall be effective only on and after the Closing. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not limit the rights or remedies of either Parties to the extent relating to claims of intentional fraud. Nevertheless, the Parties agree and acknowledge that, except for intentional fraud, the sole and exclusive remedy with respect to any and all monetary damages of the Seller Indemnitees and the Purchaser Indemnitees arising under, out of or relating to this Agreement or the transactions contemplated thereby (whether based on contract, tort, strict liability, other laws or otherwise), shall be pursuant to the indemnification provisions set forth in this Section 12.15 only, and, subject to the proviso of this sentence set forth below, no Person will have any other entitlement, remedy or recourse; and each party hereby waives, from and after the Closing, to the fullest extent permitted pursuant to all Requirements of Law, any and all other rights and remedies that may arise under any applicable Requirements of Law (except those arising out of intentional fraud) that any Seller Indemnitee or Purchaser Indemnitee may have against any Party arising under or based upon any Requirements of Law or otherwise relating to this Agreement; provided, however, that the foregoing shall not be interpreted to limit any party’s remedy for specific performance which may be sought under this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, each Party reserves all rights, remedies and defenses available to it after the Closing under common law, civil law, and state, federal and maritime law related to the Retained Liabilities and the Assumed Liabilities.

12.16 Liability of Parties and Non-Parties. Subject to all the limitations set forth in Section 12.15, this Agreement may only be enforced against the Parties, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no Affiliate, officer, director, shareholder, member, manager, employee, representative or affiliate of any Party (including any person negotiating or executing this Agreement on behalf of a Party) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement). Neither GEL’s general partner nor any other owner of Equity Interests in GEL shall be liable for the obligations of GEL under this Agreement or any of the other Transaction Documents including, in each case, by reason of any payment obligation imposed by governing state partnership statutes.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

SELLER:

HORNBECK OFFSHORE TRANSPORTATION, LLC

By:	/s/ Todd M. Hornbeck
Name:	Todd M. Hornbeck
Title:	Sole Manager

PURCHASER:

GENESIS MARINE, LLC

By:	/s/ Grant Sims
Name:	Grant Sims
Title:	Chief Executive Officer

ANNEX I TO THE

ASSET PURCHASE AGREEMENT

Defined Terms

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses (including any diminution in value), expenses, and fees, including court costs and attorneys’ fees and expenses, but excluding (except as provided in Section 12.15(e)) punitive, incidental, consequential, special or indirect damages.

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

“Agreement” means the Asset Purchase Agreement to which this Annex I is attached (including all attachments), as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Ancillary Agreements” means the Crewman Agreement, the Shipman Agreements, the License Agreement and the Facility Use Agreement.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Antitrust Filing Party” has the meaning set forth in Section 7.10(a) of the Agreement.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A.

“Assumed Contracts” means the Time Charters, the Purchase Orders and the Leases; provided, however, that the term Assumed Contracts shall not include any such contract that (y) has expired or has been terminated prior to the applicable Closing or (z) under which Seller is not obligated to provide services to the Counter-Party as of the applicable Closing Date.

“Assumed Liabilities” means all obligations of Seller or its Affiliates under the Assumed Contracts and the Customer Proposals except for those obligations under the Assumed Contracts that have been otherwise expressly allocated between the Parties as set forth in Section 7.2(b).

“Assumed Liabilities Defense Claims” means any claim, defense or right that Seller or any of its Affiliates has (or would have) a right to assert under any Assumed Contract or insurance policy and/or similar arrangement in connection with or response to a third-party claim that would constitute an Assumed Liability asserted by any Person to the extent such Assumed Liability relates to, arises from or otherwise is attributable to facts, circumstances or events occurring prior to the Closing.

“Back-to-Back Charter” means a Vessel-in-Charter Agreement substantially in the form of Exhibit E.

“Base Purchase Price” has the meaning set forth in Section 3.1 of the Agreement.

“Bill of Sale” means (i) with respect to the Vessels a bill of sale in form suitable for recording with the U.S. Coast Guard National Vessel Documentation Center, substantially in the form of Exhibit F, and (ii) with respect to other personal property included in the Transferred Assets, a bill of sale substantially in the form of Exhibit G.

“Business” means the operations, assets, liabilities, obligations, prospects, relationships and activities directly related to the crude oil, petroleum products and petrochemicals marine barge transportation business of Seller to the extent relating to the Transferred Assets, Assumed Liabilities, Unavailable Vessels, Unavailable Vessel Related Assets, Unavailable Vessel Assumed Liabilities, Excluded Vessels and Excluded Vessel Related Assets.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.

“Claim” means any action, suit, proceeding, claim, complaint, dispute, arbitration or investigation.

“Class” or “Classification” means, in relation to any Vessel, the class set forth next to the name of that Vessel on Schedule 5.7(c).

“Closing” has the meaning set forth in Section 4.1 of the Agreement.

“Closing Date” has the meaning set forth in Section 4.1 of the Agreement.

“Closing Tax Certificate” means a certificate substantially in the form of Exhibit J.

“Closing Trigger Date” has the meaning set forth in Section 10.1(b) of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.

“Commitment” means (i) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (ii) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (iii) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (iv) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Confidential Information” means (i) any information concerning the existence or nature of this Agreement or the transactions contemplated hereby, (ii) any confidential, proprietary and/or trade secret information of or relating to Purchaser, GEL and their Affiliates (including the Transferred Assets or the Assumed Liabilities) and (iii) any confidential or non-public proprietary information relating to Purchaser, GEL and their Affiliates furnished to Seller in Purchaser’s Schedules, provided, however, that to the extent that any Confidential Information is or becomes generally available to the public not as a result of any breach of this Agreement by Seller or its Affiliates or any of their respective representatives, such information shall no longer be considered Confidential Information. For the purpose of clarity, information regarding the Unavailable Vessels, Unavailable Vessel Related Assets and Unavailable Vessel Assumed Liabilities shall not be considered Confidential Information until such time as a Supplemental Closing has occurred with respect to such Unavailable Vessels, Unavailable Vessel Related Assets and Unavailable Vessel Assumed Liabilities.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated April 24, 2013 by and between HOS, Seller and GEL.

“Continued Employees” has the meaning set forth in Section 7.14(c) of the Agreement.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

“Counter-Party” means any Person that is a party with Seller (including its predecessors) to an Assumed Contracts.

“Crewman Agreement” means a Crewman Agreement substantially in the form of Exhibit B.

“Customer Proposals” has the meaning set forth in Section 5.6(e) of the Agreement.

“Deposit” has the meaning set forth in Section 3.1 of the Agreement.

“Eligible Employees” has the meaning set forth in Section 5.15(a).

“Employee Plans” means the applicable compensation and employee benefit plans, programs and arrangements offered by HOO and its Affiliates from time to time.

“ESPR” means Energy Services Puerto Rico, LLC, a Delaware limited liability company.

“Environmental” or “Environment” means soil, land surface or subsurface strata, waters (including, navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground and drinking), sediments, ambient air, plant life, animal life and all other environmental media or natural resources.

“Environmental Requirements” means all orders, contracts and Laws concerning or relating to or imposing liability for pollution or protection of the Environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving any Hazardous Substances, each as amended and as now in effect and in effect at Closing.

“Equity Interest” means (i) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto and (iii) any other direct equity ownership or participation in a Person.

“ERISA Affiliate” has the meaning set forth in Section 5.15(d) of the Agreement.

“Exchange Act” has the meaning set forth in Section 5.3 of the Agreement.

“Excluded Assets” has the meaning set forth in Section 2.2 of the Agreement.

“Excluded Taxes” means (i) any Taxes (other than Taxes of or related to the Transferred Assets or Assumed Liabilities for which Purchaser is responsible hereunder) of, or required to paid by, Seller or any of its Affiliates for any period and (ii) any Taxes of or relating to the Transferred Assets or the Assumed Liabilities for or attributable to the Pre-Closing Tax Period.

“Excluded Vessels” means the following tug boats: MV Caribe Service (Official Number 529910), MV Tradewind Service (Official Number 566364) and MV Sea Service (Official Number 570691).

“Excluded Vessel Related Assets” has the meaning set forth in Section 2.2(p) of the Agreement.

“Facility Use Agreement” means a Facility Use Agreement substantially in the form of Exhibit D.

“FTC” means the Federal Trade Commission.

“GEL” means Genesis Energy, L.P., a Delaware limited partnership.

“GEL Guaranty” means a Guaranty substantially in the form of Exhibit I.

“General Deductible Amount” means Two Million Five Hundred Thousand Dollars ($2,500,000), which amount should be reduced (and increased) by the same percentage as the Base Purchase Price is reduced (and increased) if any Vessel becomes an Unavailable Vessel (until such Unavailable Vessel is repaired, tendered and purchased hereunder) pursuant to Section 3.5.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity, agency or other body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or regulation of the Vessels, other Transferred Assets or the Business, and any corporation, agency or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hazardous Substances” means (i) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “solid wastes,” “hazardous materials,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “hazardous air pollutants,” “pollutants,” “contaminants,” “toxic chemicals,” “toxics,” “hazardous chemicals,” “extremely hazardous substances,” “regulated substances” or “pesticides” as defined in any applicable Environmental Requirements; (ii) any radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, radon, petroleum and natural gas products or byproducts or polychlorinated biphenyls and (iii) any other chemical, material, substance, or force subject to regulation, investigation, control or remediation under any Environmental Requirement.

“HOO” means Hornbeck Offshore Operators, LLC, a Delaware limited liability company.

“HOS” means Hornbeck Offshore Services, Inc., a Delaware corporation.

“HOS Guaranty” means a Guaranty substantially in the form of Exhibit H.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Closing” has the meaning set forth in Section 4.1 of the Agreement.

“Initial Closing Date” has the meaning set forth in Section 4.1 of the Agreement.

“Knowledge” or “knowledge” means the actual conscious awareness, without inquiry, of (i) with respect to Seller, the individuals listed on Schedule 1.1(a) and (ii) with respect to Purchaser, the individuals listed on Schedule 1.1(b).

“Leases” means (i) that certain Agreement of Lease made of February 25, 2011 between New Sunset Industrial Park LLC and HOO and (ii) that certain Dock Access Agreement entered into on April 2, 2006 between Magellan Terminals Holdings, L.P. and Seller, in each case pursuant to which Seller and/or its Affiliates has a leasehold interest or other possessory rights in the New York Real Property.

“Letter Agreement” means that certain letter agreement substantially in the form of Exhibit L.

“License Agreement” means a License Agreement substantially in the form of Exhibit K.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, claim, encumbrance, lien (statutory or other, including maritime liens, or preferred maritime liens inchoate or otherwise and liens for unpaid insurance premiums or calls) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

“marketable title” means title free and clear of all title defects and Liens, except for Permitted Liens, but, for the purpose of clarity, does not include any concepts or warranties of merchantability.

“Marks” has the meaning set forth in the Section 2.2(k) of the Agreement.

“Material Adverse Effect” means, with respect to any Person or the Business, any event, circumstance or condition that, individually or in the aggregate, would or could reasonably be expected to materially adversely affect (a) the value of the rights, obligations, business, results of operation or condition (financial or otherwise), properties or prospects of such Person or the Business, as applicable, in each case taken as a whole or (b) the ability of such Person to consummate timely the transactions contemplated under the Agreement, but excluding the inability of the Purchaser to fund the purchase of the Transferred Assets.

“New York Real Property” means the leasehold interests in the New York City area held under the Leases or to which Seller and/or its Affiliates otherwise has a possessory interest.

“Open Insurance Claims” has the meaning set forth in Section 2.1(k) of the Agreement.

“Orders” has the meaning set forth in Section 5.2 of the Agreement.

“Ordinary Course of Business” means the ordinary course of business consistent with the applicable Person’s past practice (including with respect to quantity, quality and frequency).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, bylaws, articles or certificate of formation, regulations, limited liability company operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Outside Closing Date” has the meaning set forth in Section 10.1(b) of the Agreement.

“Party” or “Parties” means either of Seller or Purchaser, individually or together, as the case may be.

“Permits” has the meaning set forth in Section 2.1(i) of the Agreement.

“Permitted Liens” shall mean (i) Liens for taxes and other governmental charges and assessments that are not yet due and payable or are being contested in good faith, (ii) Liens of carriers, warehousemen, mechanics and materialmen, maritime Liens and other like Liens arising in the Ordinary Course of Business and securing amounts that are not yet past due and payable and (iii) statutory Liens in favor of lessors of property on which Transferred Assets are located and other statutory Liens arising in the Ordinary Course of Business for which amounts are not yet past due and payable.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Pre-Closing Tax Period” means any Tax periods or portions thereof ending on or before the Closing Date.

“Preferential Rights” means all purchase rights, options, or other rights held by any Person to purchase or acquire any of the Transferred Assets or any portion of the Business, in whole or in part.

“Property Taxes” means real, personal and intangible ad valorem property taxes.

“Purchase Orders” means each purchase order with respect to the Vessels (i) set forth on Schedule 1.1(c) or (ii) entered into after the date of this Agreement in accordance with Section 7.1.

“Purchase Order Additional Purchase Price” has the meaning set forth in Section 3.3(b).

“Purchase Price” has the meaning set forth in the recitals to the Agreement.

“Purchaser” has the meaning set forth in the preamble to the Agreement.

“Purchaser Fundamental Representations” has the meaning set forth in Section 12.15(a)(iii) of the Agreement.

“Purchaser Indemnitees” means (i) Purchaser and each Affiliate of Purchaser that is a party to a Transaction Document (but not in its capacity as a signatory to any Ancillary Agreement), (ii) each Affiliate of each Person in (i) and (iii) each Person that is a director, manager, partner, officer, employee, agent or other representative (or Person performing similar functions) of any Person described in (i) or (ii), but only to the extent such Person is acting in such capacity.

“Purchaser Parties” means Purchaser, GEL, and any Affiliate of either of them who is a party to any Transaction Document.

“Qualified Loss” means the partial (but not actual or constructive total) loss of any Vessel or any Vessel is not in substantially the same condition as it was on the applicable Survey Date (regardless of the amount of expenditures that may be required to bring such Vessel up to the condition that it was in on the applicable Survey Date).

“Reimbursable Items” means all drydock and maintenance capital items relating to the Vessels reportable in the financial statements of Seller in accordance with GAAP as being attributable to the period beginning on (and including) July 1, 2013 and ending on (and including) the applicable Closing Date.

“Reimbursable Items Additional Purchase Price” has the meaning set forth in Section 3.3(c).

“Repair Costs” has the meaning set forth in Section 3.5 of the Agreement.

“Repaired Unavailable Vessel and Related Assets” has the meaning set forth in Section 3.5 of the Agreement.

“Required Consents” has the meaning set forth in Section 8.4 of the Agreement.

“Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein. The laws, rules and regulations regarding requirements for the inspection of the Vessels and their documentation by the United States Coast Guard qualifying them to operate with a coastwise trade endorsement in the waters of the United States are specifically understood to be Requirements of Law.

“Retained Liabilities” means, other than the Assumed Liabilities, all obligations of Seller and its Affiliates, including (i) all such obligations relating to, arising from or otherwise attributable to facts, circumstances or events occurring prior to the Closing, including (a) liabilities with respect to employees or former employees or both of Seller and/or Affiliates arising out of or in connections with claims, litigation or proceedings, including all workers’ compensation claims; (b) liabilities arising out of any collective bargaining agreements, work council agreements, labor union contracts, trade union agreements, labor agreements, and/or contract with any employee(s) of Seller and Affiliates; (c) liabilities, including contributions and accrued liabilities, arising out of or relating to any of Employee Plans; (d) liabilities arising out of or resulting from layoffs or terminations of employees or former employees, or both, of Seller and/or Affiliates, including severance obligations, if any, relating to employees, officers or directors, (e) unfunded Employee Plan obligations, (f) obligations relating to Environmental Requirements, (g) any litigation pending as of the Closing Date and (h) the pro rata portion of Property Taxes accruing and unpaid prior to the Closing Date for the first Tax period ending after the Closing Date with respect to the Transferred Assets; (ii) all obligations relating to, arising from or otherwise attributable to (a) obligations to pay any of Seller’s transaction costs, (b) obligations relating to indebtedness and (c) obligations relating to Excluded Taxes; (iii) all liability arising under Section 414(o) of the Code or from having been under “common control” with Seller, within the meaning of Section 4001(a)(14) of Employee Retirement Income Security Act of 1974, as amended; and (iv) any Environmental condition, claim or loss existing, arising, or caused prior to the Closing, including the matters disclosed on the Schedules to this Agreement with respect to the subject matter of such Schedules and (v) obligations relating to, arising from or otherwise attributable to the Excluded Assets. Notwithstanding anything in this definition to the contrary, the term Retained Liabilities shall not include any obligation of Seller to be responsible for the condition of the Vessels at or after Closing, including any latent defects relating to the Vessels or any other tangible personal property, and the risk of any such defects is otherwise allocated between the Parties pursuant to other terms of this Agreement.

“Seller” has the meaning set forth in the preamble to the Agreement.

“Seller Fundamental Representations” has the meaning set forth in Section 12.15(a)(iii) of the Agreement.

“Seller Indemnitees” means (i) Seller and each Affiliate of Seller that is a party to a Transaction Document (but not in its capacity as a signatory to any Ancillary Agreement), (ii) each Affiliate of each Person in (i) and (iii) each Person that is a director, manager, partner, officer, employee, agent or other representative (or Person performing similar functions) of any Person described in (i) or (ii), but only to the extent such Person is acting in such capacity.

“Seller Parties” means Seller, HOO, HOS, ESPR, HOS PORT, LLC, and Hornbeck Offshore Services, LLC.

“Shipman Agreements” means Shipman Agreements substantially in the form of Exhibit C, with respect to each pair of Vessels (comprised of a barge and a tug).

“Shipping Laws” means all statutory laws and regulations and general maritime laws of the United States of America, including the Shipping Act of 1916 and the Merchant Marine Act of 1920, governing the identification, documentation, ownership, crewing, inspection and operating of United States documented and coastwise trade endorsed vessels, as same have been amended from time to time and as same has now been amended, consolidated and restated at Pub. Law No. 109-304,120 Stat. 1485 (2006), as amended, Title 46 United States Code Shipping Revised, Sections 1 to 505 and 2101 and following and all international treaties and conventions applicable to the Vessels as currently operated.

“Special Deductible Amount” means the positive difference, if any, between (i) with respect to the aggregate Adverse Consequences suffered by the Purchaser Indemnitees by reason of the sum of all inaccuracies, violations and breaches covered by Section 12.15(b)(ii), the sum of the following:

(w) Up to (and including) $500,000	100%
(x) From $500,001 up to (and including) $1,000,000	0%
(y) From $1,000,0001 up to (and including) $2,000,000	50%
(z) above $2,000,000	0%,	less

(ii) the aggregate Adverse Consequences suffered by the Purchaser Indemnitees by reason of the sum of all inaccuracies, violations and breaches covered by Section 12.15(b)(i) for which Seller is not obligated to indemnify the Purchaser Indemnitees as a result of amounts applied to the General Deductible Amount.

“Special Representations” has the meaning set forth in Section 12.15(a)(ii) of the Agreement.

“Straddle Period” means a Tax period or year commencing before and ending after the Closing Date.

“Supplemental Closing” has the meaning set forth in Section 4.1 of the Agreement.

“Supplemental Closing Date” has the meaning set forth in Section 4.1 of the Agreement.

“Survey Date” means, with respect to each Vessel, the date on which the third-party vessel condition survey commissioned by Purchaser or its Affiliates was completed for such Vessel.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in clause (i) above.

“Time Charter” means each charter of a Vessel or Vessels between any of the Seller Parties and their customers (i) set forth on Schedule 1.1(d) or (ii) entered into after the date of this Agreement in accordance with Section 7.1; provided that any such charter (y) that has expired or terminated on or prior to the Closing Date or (z) under which Seller is not obligated as of the applicable Closing Date to provide services to the Counter-Party shall, in each such case, no longer constitute a Time Charter.

“Transaction Claim” has the meaning set forth in Section 12.15(d) of the Agreement.

“Transaction Documents” means, collectively, the Agreement, the Assignment and Assumption Agreement, the Bills of Sale, any Back-to-Back Charters, the Ancillary Agreements, the GEL Guaranty, the HOS Guaranty, the Letter Agreement, the protocols of delivery and acceptance and all other bills of sale and contracts executed and delivered in connection with the transactions contemplated by this Agreement.

“Transferred Assets” has the meaning set forth in Section 2.1 of the Agreement; provided, that Transferred Assets and related terms include those assets owned by Affiliates of Seller to be transferred to Seller under Section 7.15.

“Unavailable Vessel” has the meaning set forth in Section 3.5 of the Agreement.

“Unavailable Vessel Assumed Contracts” has the meaning set forth in Section 3.5 of the Agreement.

“Unavailable Vessel Assumed Liabilities” has the meaning set forth in Section 3.5 of the Agreement.

“Unavailable Vessel Customer Proposals” has the meaning set forth in Section 3.5 of the Agreement.

“Unavailable Vessel Purchase Price” has the meaning set forth in Section 3.5 of the Agreement.

“Unavailable Vessel Related Assets” has the meaning set forth in Section 2.2(q) of the Agreement.

“Vessel Fuel Inventories” has the meaning set forth in Section 2.1(g) of the Agreement.

“Vessel Fuel Inventories Additional Purchase Price” has the meaning set forth in Section 3.3(a) of the Agreement.

“Vessels” has the meaning set forth in Section 2.1(a) of the Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act or any similar state or local Law.